As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333-174287

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

______________________________

       MAGELLAN GOLD CORPORATION

(Name of small business issuer in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	27-3566922 (IRS Employer Identification Number)

John C. Power
President, Chief Executive Officer, and Director

       P.O. Box 114, 60 Sea Walk Drive

     The Sea Ranch, CA  95497

                      Office: (707) 884-3766
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

     Richard Harris

Harris & Thompson

6121 Lakeside Drive, Suite 260

Reno, NV  89511

    Telephone:  775-825-4300
(Name, address, including zip code, and telephone number of agent for service of process)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado  80302
(303) 449-2100
(303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of the Registration Statement.

i

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer,  a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and ”smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer [___]  Accelerated filer [__] Non-accelerated filer [___]  Smaller reporting company  [   X  ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.001 par value	3,000,000	$0.0003	$1,000	$100

(1)  Consists of common stock of Magellan Gold Corporation ("Magellan") to be distributed by Athena Silver Corporation, a Delaware corporation, (“Athena”) to the holders of Athena common stock on December 31, 2010 (the "Spin-off Record Date") to effect a spin-off of the Company's shares.  The Athena shareholders will not be charged or assessed for the Magellan common stock, and Athena will receive no consideration for the distribution of the foregoing shares in the Spin-off.  There currently exists no market for Magellan Gold Corporation common stock.  Magellan Gold Corporation has an accumulated capital deficit.  As a result, the registration fee has been calculated based on one-third (1/3) of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MAGELLAN GOLD CORPORATION

Cross-Reference Index

	Item No. and Heading In Form S-1 Registration Statement	Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Prospectus Summary; Risk Factors

4.	Use of Proceeds	*

5.	Determination of Offering Price	*

6.	Dilution	*

7.	Selling Securityholders	*

8.	Plan of Distribution	Plan of Distribution

9.	Description of Securities to be Registered	Description of Securities

10.	Interests of Named Experts and Counsel	Experts

11.	Information with Respect to the Registrant	The Business

11A	Material Changes	*

12.	Incorporation of Certain Information by Reference

12A.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification for Securities Act Liabilities

13.	Other Expenses of Issuance and Distribution	Other Expenses of Issuance and Distribution

14.	Indemnification of Directors and Officers	Indemnification of Directors and Officers

15.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities

16.	Exhibits and Financial Statement Schedules	Exhibits and Financial Statement Schedules

17.	Undertakings	Undertakings

*  Omitted from prospectus because Item is inapplicable or answer is in the negative

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2011

Prospectus

MAGELLAN GOLD CORPORATION

Spin-Off of Magellan Gold Corporation by the Distribution of

Up to 3,000,000 Shares of Common Stock

We are furnishing this Prospectus to the shareholders of Athena Silver Corporation, a Delaware corporation (“Athena”).  Athena will distribute most of its outstanding common shares of Magellan Gold Corporation (“Magellan”) that it owns in a special distribution to the shareholders of Athena, pro rata, in the nature of a stock dividend distribution.   Athena may be deemed to be an “underwriter” of the distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Shareholders of Athena entitled to participate in the spin-off distribution will receive one (1) of our shares for every ten (10) shares of Athena which they owned as of the record date of the distribution, which has been set at December 31, 2010.   Fractional shares will be rounded to the nearest whole.  These distributions will be made within ten (10) days of the date of this Prospectus.  We are bearing all costs incurred in connection with this distribution.

Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market.  This distribution of our common shares is the first public distribution of our shares.  It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker.  Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.  You should read the "Risk Factors" beginning on Page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2011.

About this Prospectus

You should rely only on the information contained in this prospectus. We have not, and Athena has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We and Athena believe that the information contained in this prospectus is accurate as of the date on the cover.  Changes may occur after that date; and we and Athena may not update this information except as required by applicable law.

Prospectus Summary Information

Please note that throughout this prospectus the words "we," "our," or "us" refers to Magellan Gold Corporation, a Nevada corporation (“Magellan” or the “Company”).

About Our Company

Magellan Gold Corporation was formed and organized effective September 28, 2010 under the laws of the State of Nevada.  We are an exploration stage company and our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mining rights contain mineral reserves that are economically recoverable. We were formed and organized by Athena Silver Corporation (“Athena”) a Delaware corporation, and by two of the control persons and principal shareholders of Athena.  Athena is engaged in the exploration of minerals at its principal project known as the Langtry Properties located in San Bernardino County, California.

Our Properties

We have three principal mineral interests that we intend to engage in exploration and, if commercially recoverable deposits are found, mineral development activities.  To date, we have only begun preliminary exploration work.  Our properties are located in Washoe and Churchill Counties, Nevada:

WASHOE COUNTY, NEVADA

Secret Canyon Project

We have both patented claims under lease option and unpatented BLM claims under lease that together comprise this project.

Unpatented Claims:  we have a ten (10) year mining lease covering seventy (70) unpatented mining claims to explore, develop and conduct mining operations on a group of unpatented lode mining claims located in Washoe County, Nevada.  We have annual obligations to maintain our lease.

Pa tented Claims: Cowles Option and Mining Lease:  We have entered into an option and mining lease for the Gypsy, Morningstar extension, Carter, Denver, Whitehill #2, Whitehill, Morningstar, Gold Queen and Granite Mining Claims whereby we obtained the option, and possible subsequent lease and purchase, of the above-referenced claims.

CHURCHILL COUNTY, NEVADA

Randall Claims:  we have a ten (10) year mining lease covering ten (10) unpatented mining claim to explore, develop and conduct mining operations on a group of unpatented lode mining claims located in Churchill County, Nevada.  We have annual obligations to maintain our lease.

Pony Express Claims:  we have filed two unpatented lode mining claims with the BLM giving us the right to explore, develop and conduct mining operations on these claims located in Churchill County, Nevada.  We have annual obligations to maintain our claims with the BLM, the State of Nevada and Churchill County.  We do not consider the Pony Express Claims to be material to our plan of exploration activity.

Our mineral rights include "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law of 1872, which we refer to in this prospectus as the General Mining Law. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. We have not filed a patent application for any of our unpatented mining claims that are located on federal public lands in the United States and, under possible future legislation to change the General Mining Law, patents may be difficult to obtain.

Our Formation

We were formed and organized in September 2010 to acquire the Secret Canyon Claims, Randall Claims and Pony Express Claims (collectively our “Claims” or our “Properties”).  Effective September 2010, we issued an aggregate of 33 million shares of common stock to our founders in consideration of $.0025 per share:  30 million shares were issued to our two principal shareholders, John C. Power and John Gibbs, and 3 million shares were issued to Athena. The majority of the shares issued to Athena shall be distributed, in the nature of a spin-off of such shares to the shareholders of Athena, pro rata.  The common stock acquired by Athena is being distributed to the Athena shareholders as of a Record Date of December 31, 2010.  Athena has agreed to pay for the expenses associated with the distribution of our common stock to the Athena shareholders.

Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown on our Consolidated Financial Statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At March 31, 2011, we had not yet achieved profitable operations and we have accumulated losses since our inception. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. We may also seek to obtain loans from officers, directors or significant shareholders. Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our principal executive offices are currently located at P.O. Box 114, 60 Sea Walk Drive, The Sea Ranch, CA 95497.  Our telephone number is (707) 884-3766, and our internet website is under development.

Questions And Answers About The Spin-Off

Q:	How Many Magellan Shares Will I Receive?

A:

Athena will distribute to you one (1) share of Magellan common stock for every ten (10) shares of Athena you owned on the record date.  No cash distributions will be paid for fractional shares, which will be rounded to the nearest whole.

Q:	What Are Shares Of Magellan Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Magellan Do After The Spin-Off?

A:

Magellan will continue to explore and develop its mineral interests in the Secret Canyon Claims, the Randall Claims and the Pony Express Claims.  Magellan may also acquire exploration and mining interest in additional properties, although no further opportunities have been identified as of the date of this prospectus.

Q:	Will Magellan’s Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market.  It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws.  This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that Athena would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding voting capital stock.  As we have issued stock to various persons, Athena does not own at least 80% of our shares, as a result, we believe that the distribution will not qualify as a tax-free spin-off.  Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off.  A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your Athena shares.

Q:	What Do I Have To Do To Receive My Magellan Shares?

A:

No action by you is required.  You do not need to pay any money or surrender your Athena common shares to receive Magellan common shares.  The number of Athena common shares you own will not change.  If your Athena common shares are held in a brokerage account, our common shares will be credited to that account.  If you own your Athena common shares in certificated form, certificates representing your Magellan common shares will be mailed to you.

Summary Financial Data

The following summary financial data is derived from our unaudited financial statements as of and for the three months ended March 31, 2011.   The summary financial data is incomplete and should be read in conjunction with the complete financial statements contained elsewhere in this prospectus.  Our historical operating information may not be indicative of our future operating results.

	Three Months Ended March 31, 2011	From Inception (September 28, 2010) through March 31, 2011
Statements of Operations Data:
Total Revenues	$—	—
Operating expenses	26,354	34,759
Net (loss)	(26,354)	(34,759)
Basic and diluted loss per share	(0.00)
Shares used in computing basic and diluted loss per share	33,000,000

	March 31, 2011	December 31, 2010
Balance Sheet Data:
Working capital	$2,173	$34,373
Total assets	55,429	81,035
Total liabilities	8,189	7,441
Stockholders' equity	47,240	73,594

Safe Harbor for Forward-looking Statements

In General

This report contains statements that plan for or anticipate the future.  In this report, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like.

With respect to our mineral exploration business, these forward-looking statements include, but are not limited to, statements regarding the following:

*	our exploration and development plans;

*	consulting and strategic business relationships;

*	statements about our future business plans and strategies;

*	adequacy of our financial resources;

*	competitive pressures;

*	changing economic conditions;

*	expectations regarding competition from other companies; and

*	our ability to commercially develop our mining interests.

Forward looking statements may include estimated mineral reserves and resources which could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

*	the risk factors set forth below under “Risk Factors”;

*	risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions);

*	changes in the market prices of precious minerals, including gold;

*	uncertainties inherent in the Company’s exploratory and developmental activities, including risks relating to permitting and regulatory delays;

*	uncertainties inherent in the estimation of ore reserves;

*	changes that could result from the Company’s future acquisition of new mining properties or businesses;

*	effects of environmental and other governmental regulations;

*	the worldwide economic downturn and difficult conditions in the global capital and credit markets; and

*	the Company’s ability to raise additional financing necessary to conduct its business.

Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results.  In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

Due to our history of operating losses our auditors are uncertain that we will be able to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Due to our continuing operating losses and negative cash flows from our operations, the reports of our auditors issued in connection with our consolidated financial statements for the fiscal year ended December 31, 2010 contains an explanatory paragraph indicating that the foregoing matters raised substantial doubt about our ability to continue as a going concern. We cannot provide any assurance that we will be able to continue as a going concern.

We have no history of or experience in mineral production.

We have no history of or experience in producing gold or other metals. In addition, our management lacks technical training and experience with exploring for, starting and/or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use.  Our operations, earnings and ultimate financial success could suffer due to our management’s lack of experience in this industry.   As a result, we would be subject to all of the risks associated with establishing a new mining operation and business enterprise. We may never successfully establish mining operations, and any such operations may not achieve profitability.

Our principal executive officer has never conducted a site visit to our mineral prospects; and contract geologists have visited some, but not all of our prospects.

Our principal executive officer has no background or experience in mineral exploration and has never conducted a site visit to any of our mineral prospects.  We have retained consulting geologists that have conducted site visits to our Secret Canyon and Pony Express prospects, but not the Randall Claims.  There can be no assurance that our prospects do not contain physical or geological defects or other issues that could pose obstacles to our exploration plans that a site visit would have revealed.

We have no proven or probable reserves.

We are currently in the exploration stage and have no proven or probable reserves, as those terms are defined by the SEC, on any of our properties.

In order to demonstrate the existence of proven or probable reserves under SEC guidelines, it would be necessary for us to advance the exploration of our Properties by significant additional delineation drilling to demonstrate the existence of sufficient mineralized material with satisfactory continuity which would provide the basis for a feasibility study which would demonstrate with reasonable certainty that the mineralized material can be economically extracted and produced. We do not have sufficient data to support a feasibility study with regard to the Properties, and in order to perform the drill work to support such feasibility study, we must obtain the necessary permits and funds to continue our exploration efforts. It is possible that, even after we have obtained sufficient geologic data to support a feasibility study on the Properties, such study will conclude that none of the identified mineral deposits can be economically and legally extracted or produced. If we cannot adequately confirm or discover any mineral reserves of precious metals on the Properties, we may not be able to generate any revenues. Even if we discover mineral reserves on the Properties in the future that can be economically developed, the initial capital costs associated with development and production of any reserves found is such that we might not be profitable for a significant time after the initiation of any development or production. The commercial viability of a mineral deposit once discovered is dependent on a number of factors beyond our control, including particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as metal prices. In addition, development of a project as significant as the ones we are planning will likely require significant debt financing, the terms of which could contribute to a delay of profitability.

The exploration of mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

•  establish ore reserves through drilling and metallurgical and other testing techniques;

•  determine metal content and metallurgical recovery processes to extract metal from the ore;  and,

•  design mining and processing facilities.

If we discover ore at the Properties, we expect that it would be several additional years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production could change. As a result of these uncertainties, there can be no assurance that our exploration programs will result in new proven and probable reserves in sufficient quantities to justify commercial operations.

Even if our exploration efforts at the Properties are successful, we may not be able to raise the funds necessary to develop the Properties.

If our exploration efforts at the Properties are successful, our current estimates indicate that we would be required to raise approximately $50 million in external financing to develop and construct the mines. Sources of external financing could include bank borrowings and debt and equity offerings, but financing has become significantly more difficult to obtain in the current market environment. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition. There can be no assurance that we will commence production at any of our Properties or generate sufficient revenues to meet our obligations as they become due or obtain necessary financing on acceptable terms, if at all, and we may not be able to secure the financing necessary to begin or sustain production at the Properties. In addition, should we incur significant losses in future periods, we may be unable to continue as a going concern, and we may not be able to realize our assets and settle our liabilities in the normal course of business at amounts reflected in our financial statements included or incorporated herein by reference.

We may not be able to obtain permits required for development of the Properties.

In the ordinary course of business, mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. We will be required to obtain numerous permits for our Properties. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings.  Our efforts to develop the Properties may also be opposed by environmental groups.   In addition, mining projects require the evaluation of environmental impacts for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic conditions. An Environmental Impact Statement would be required before we could commence mine development or mining activities. Baseline environmental conditions are the basis on which direct and indirect impacts of the Properties are evaluated and based on which potential mitigation measures would be proposed. If the Properties were found to significantly adversely impact the baseline conditions, we could incur significant additional costs to avoid or mitigate the adverse impact, and delays in the development of Properties could result.

Permits would also be required for, among other things, storm-water discharge; air quality; wetland disturbance; dam safety (for water storage and/or tailing storage); septic and sewage; and water rights appropriation. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act.

The mining industry is intensely competitive.

The mining industry is intensely competitive. We may be at a competitive disadvantage because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than we do. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future. We may also encounter increasing competition from other mining companies in our efforts to locate acquisition targets, hire experienced mining professionals and acquire exploration resources.

Our future success is subject to risks inherent in the mining industry.

Our future mining operations, if any, would be subject to all of the hazards and risks normally incident to developing and operating mining properties. These risks include:

•  insufficient ore reserves;

•  fluctuations in metal prices and increase in production costs that may make mining of reserves uneconomic;

•  significant environmental and other regulatory restrictions;

•  labor disputes; geological problems;

•  failure of underground stopes and/or surface dams;

•  force majeure events; and

•  the risk of injury to persons, property or the environment.

Our future profitability will be affected by changes in the prices of metals.

If we establish reserves, and complete development of a mine, our profitability and long-term viability will depend, in large part, on the market price of gold. The market prices for metals are volatile and are affected by numerous factors beyond our control, including:

• global or regional consumption patterns;

• supply of, and demand for, gold and other metals;

• speculative activities;

• expectations for inflation; and,

• political and economic conditions.

The aggregate effect of these factors on metals prices is impossible for us to predict. Decreases in metals prices could adversely affect our ability to finance the exploration and development of our properties, which would have a material adverse effect on our financial condition and results of operations and cash flows. There can be no assurance that metals prices will not decline. As reported on the website www.kitco.com, during the three-year period ended December 31, 2010, the average high and low settlement prices for gold were $1,421.00 and $1,058.00 per ounce.

The price of gold may decline in the future. If the price of gold is depressed for a sustained period, we may be forced to suspend operations until the prices increase, and to record asset impairment write-downs. Any continued or increased net losses or asset impairments would adversely affect our financial condition and results of operations.

 We are subject to significant governmental regulations.

Our operations and exploration and development activities are subject to extensive federal, state, and local laws and regulations governing various matters, including:

•  environmental protection;

•  management and use of toxic substances and explosives;

•  management of natural resources;

•  exploration and development of mines, production and post-closure reclamation;

•  taxation;

•  labor standards and occupational health and safety, including mine safety; and

•  historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of any future operations and delays in the exploration of our properties.

Changes in mining or environmental laws could increase costs and impair our ability to develop our properties.

From time to time the U.S. Congress may consider revisions in its mining and environmental laws. It remains unclear to what extent new legislation may affect existing mining claims or operations. The effect of any such revisions on our operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase costs on properties located on federal lands, such as ours, and such revision could also impair our ability to develop the Properties and to explore and develop other mineral projects.

We might be unable to raise additional financing necessary to complete capital needs, conduct our business, make payments when due.

We will need to raise additional funds in order to meet capital needs and implement our business plan.  Any required additional financing might not be available on commercially reasonable terms, or at all. If we raise additional funds by issuing equity securities, holders of our common stock could experience significant dilution of their ownership interest, and these securities could have rights senior to those of the holders of our common stock.

Mineral exploration and development inherently involves significant and irreducible financial risks. We may suffer from the failure to find and develop profitable mineral deposits.

The exploration for and development of mineral deposits involves significant financial risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Unprofitable efforts may result from the failure to discover mineral deposits. Even if mineral deposits are found, such deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines. Mining companies rely on consultants and others for exploration, development, construction and operating expertise.

Substantial expenditures are required to establish ore reserves, extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

Once a mineral deposit is developed, whether it will be commercially viable depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties and land tenure; land use, importing and exporting of minerals and environmental protection; and mineral prices. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

Significant investment risks and operational costs are associated with our exploration activities. These risks and costs may result in lower economic returns and may adversely affect our business.

Mineral exploration, particularly for gold, involves many risks and is frequently unproductive. If mineralization is discovered, it may take a number of years until production is possible, during which time the economic viability of the project may change.

Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, our financial condition and results of operations may be negatively affected.

We are required to obtain government permits to begin new operations. The acquisition of such permits can be materially impacted by third party litigation seeking to prevent the issuance of such permits. The costs and delays associated with such approvals could affect our operations, reduce our revenues, and negatively affect our business as a whole.

Mining companies are required to seek governmental permits for the commencement of new operations. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. The duration and success of permitting efforts are contingent on many factors that are out of our control. The governmental approval process may increase costs and cause delays depending on the nature of the activity to be permitted, and could cause us to not proceed with the development of a mine. Accordingly, this approval process could harm our results of operations.

Any of our future acquisitions may result in significant risks, which may adversely affect our business.

An important element of our business strategy is the opportunistic acquisition of gold mines, properties and businesses or interests therein. While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests therein we may acquire may not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing shareholders. We cannot predict the impact of future acquisitions on the price of our business or our common stock. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may impact the price of our common stock and negatively affect our results of operations.

We are continuously considering possible acquisitions of additional mining properties or interests therein that are located in other countries, and could be exposed to significant risks associated with any such acquisitions.

In the ordinary course of our business, we are continuously considering the possible acquisition of additional significant mining properties or interests therein that may be located in countries other than those in which we now have interests. Consequently, in addition to the risks inherent in the valuation and acquisition of such mining properties, as well as the subsequent development, operation or ownership thereof, we could be subject to additional risks in such countries as a result of governmental policies, economic instability, currency value fluctuations and other risks associated with the development, operation or ownership of mining properties or interests therein. Such risks could adversely affect our results of operations.

Our ability to find and acquire new mineral properties is uncertain. Accordingly, our prospects are uncertain for the future growth of our business.

Because mines have limited lives based on proven and probable ore reserves, we may seek to replace and expand our future ore reserves, if any. Identifying promising mining properties is difficult and speculative. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold.  Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand future ore reserves through the acquisition of new mining properties or interests therein on terms we consider acceptable. As a result, our future revenues from the sale of gold, if any, may decline, resulting in lower income and reduced growth.

Risks Related to This Spin-Off and Our Stock

Future issuances of our common stock could dilute current shareholders and adversely affect the market if it develops.

We have the authority to issue up to 100,000,000 shares of common stock and 25,000,000 shares of preferred stock and to issue options and warrants to purchase shares of our common stock, without shareholder approval.  In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval, which would not only result in further dilution to investors in this offering but could also depress the market value of our common stock, if a public trading market develops.

We may issue preferred stock that would have rights that are preferential to the rights of our common stock that could discourage potentially beneficial transactions to our common stockholders.

An issuance of shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

There is currently no market for our common shares, and shareholders may be unable to sell their shares for an indefinite period of time.

There is presently no market for our common shares.  There is no assurance that a liquid market for our common shares will ever develop in the United States or elsewhere, or that if such a market does develop that it will continue.  Accordingly, common shares of our Company received in the spin-off may have to be held indefinitely.

Over-the-counter stocks are subject to risks of high volatility and price fluctuation.

We have not applied to have our shares listed on any stock exchange or on the NASDAQ Capital Market, and we do not plan to do so in the foreseeable future.  As a result, if a trading market does develop for our common stock, of which there is no assurance, it is likely that our shares will trade on the over-the-counter (“OTC”) market.  The OTC market for securities has experienced extreme price and volume fluctuations during certain periods.  These broad market fluctuations and other factors, such as new product developments and trends in our Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock and make it more difficult for investors in this offering to sell their shares.

Trading in our securities will in all likelihood be conducted on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements.  As a result, investors will find it substantially more difficult to dispose of our securities.  Investors may also find it difficult to obtain accurate information and quotations as to the price of, our common stock.

Our stock price may be volatile and as a result, shareholders could lose all or part of their investment. The value of our shares could decline due to the impact of any of the following factors upon the market price of our common stock:

•

failure to meet production goals or operating budget;

•

decline in demand for our common stock;

•

operating results failing to meet the expectations of securities analysts or investors in any quarter;

•

downward revisions in securities analysts' estimates or changes in general market conditions;

•

investor perception of our Company's industry or prospects; and

•

general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

All of the shares of common stock that will be distributed under this prospectus will be free-trading shares.  In addition, in the future, we may offer and sell shares without registration under the Securities Act. All of such shares will be "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration.  Under Rule 144, after we have been a reporting company for at least 90 days, a non-affiliate of the Company can sell restricted shares held for at least six months, subject only to the restriction that the Company has made available public information as required by Rule 144.  Affiliates of the Company can sell restricted securities after six months, subject to compliance with the volume limitation, manner of sale, Form 144 filing and current public information requirements.  No shares of our common stock are currently eligible for resale under Rule 144.

No prediction can be made as to the effect, if any, that future sales of restricted shares of common stock, or the availability of such common stock for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of such common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the common stock.

If a public trading market for our shares develops, owners of our common stock will be subject to the “penny stock” rules.

Since our shares are not listed on a national stock exchange or quoted on the Nasdaq Market within the United States, if a public trading market develops, of which there can be no assurance, trading in our shares on the OTC market will be subject, to the extent the market price for our shares is less than $5.00 per share, to a number of regulations known as the "penny stock rules".  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the investor and receive the investor’s written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our shares and may severely and adversely affect the ability of broker-dealers to sell our shares, if a publicly traded market develops.

We do not expect to pay cash dividends in the foreseeable future.  Any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on any shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.  If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Changes in the corporate and securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 (SOX), which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of SOX, the SEC and major stock exchanges have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards are likely to increase our general and administrative costs, and we expect these to continue to increase in the future. In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2011 pursuant to Section 404 of SOX. We are in the process of evaluating our internal control systems in order (i) to allow management to report on our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to comply with the other provisions of Section 404 of SOX.  We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations.  Furthermore, there is no precedent available by which to measure compliance adequacy.  If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or FINRA. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that SOX and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

 If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

No broker or dealer has committed to create or maintain a market in our stock.

We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers.  Thus, no broker or dealer will have an incentive to make a market for our stock.  The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

Nevada law and our by-laws protect our directors from certain types of lawsuits.

Nevada law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors.  Our by-laws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.  The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Our principal shareholders and control persons are also principal shareholders and control persons of Athena, which could result in conflicts with the interests of minority stockholders.

Messrs. Gibbs and Power are control persons and principal shareholders of both Magellan and Athena.  Both Magellan and Athena are engaged in mineral exploration activities, although in different geographical regions.  Magellan’s focus is limited to mineral exploration in  Washoe and Churchill Counties, Nevada, while Athena is engaged in pre-development exploration activities with respect to its Langtry prospect in San Bernardino County, California.  While the geographical focus of the two companies is different, numerous conflicts could arise in the future.  For example, Messrs. Gibbs and Power have provided the majority of working capital for both companies to date, and in the likely event that both companies require additional capital in the future, their resources may be inadequate to finance the activities of both. In addition, if new prospects become available, a conflict may exist with respect to which company to offer those opportunities.  Messrs. Gibbs and Power have determined that Magellan’s area of interest will be limited to Washoe and Churchill Counties, Nevada and that new opportunities outside that area of interest will not be made available to the Company.  Nevertheless, conflicts for access to limited resources and opportunities cannot be eliminated completely, and investors should be aware of their potential.

Our principal executive officer, Mr. Power, intends to devote only a limited amount of his time and attention to the business of the Company.

Mr. Power is the President and CEO of both Magellan and Athena.  He anticipates that he will only devote approximately 25% of his time and attention to the business of the Company.  This limited focus could result in significant delays in the Company’s exploration activities and ability to generate revenues and profits, if any, in the future.

 The Spin-Off and Plan of Distribution

Distributing Company	Athena Silver Corporation

Shares To Be Distributed:	Approximately 3,000,000 shares of our common stock, $0.001 par value. The shares to be distributed in the spin-off will represent slightly less than 10% of our total common shares outstanding.

Distribution Ratio

One (1) of our common shares for every ten (10) common shares of Athena owned of record on December 31, 2010.  No cash distributions will be paid and fractional shares will be rounded to the nearest whole.

No Payment Required	No holder of Athena common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date

The record date for Athena's distribution of our shares is December 31, 2010.  Since the record date, the Athena common shares have been trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________________, 2011. We have mailed this prospectus to you on or about this date.

Distribution Date

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above.  If you hold your Athena common shares in a brokerage account, your shares of our common stock will be credited to that account.  If you hold Athena shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you; the mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Inc., Denver, Colorado.

Listing and Trading of Our Shares

There is currently no public market for our shares.  We do not expect a market for our common shares to develop until after the distribution date.  Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market.  We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD.  However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares.  If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you.  Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops investor perception of our business and growth prospects and general market conditions.

Background and Reasons for the Spin-Off

In March 2010, Athena acquired a mineral lease through its wholly-owned subsidiary Athena Minerals, Inc., covering twenty (20) patented mining claims located in San Bernardino County, California.  The mining claims are known as the Langtry Project and based on historical resource data is primarily a silver prospect (“Langtry”).

Management of Athena decided that there existed additional opportunities to diversify into gold prospects, particularly given the increases in mineral commodity prices over the past 18 months.  Management identified the Nevada Properties as a potential gold play, but recognized that Athena did not have the capital and resources to explore both the Langtry Project and the Nevada Properties. As a result, the decision was made to capitalize a new company, Magellan, to take advantage of the Nevada claims, with the principals of Athena, individually, providing a majority of the initial capital.  Magellan was capitalized with an aggregate of $82,500 through the sale of 33 million shares, or $.0025 per share.  John Gibbs, a principal Athena shareholder, purchased 20 million shares for $50,000, John Power, a principal Athena shareholder as well as Athena’s President, CEO and director, purchased 10 million shares for $25,000, and Athena purchased 3 million shares for $7,500. Athena acquired its shares of Magellan with the view and intent to undertake the spin-off of those shares to its shareholders in the manner described in this prospectus.

Goals of the Spin-Off

The formation and organization of Magellan was designed to provide an additional opportunity to the Athena shareholders under circumstances where Athena lacked the working capital needed to take advantage of the opportunity to acquire the Nevada interests in the patented and unpatented mining claims.  Athena would not have had the funds to acquire the Nevada interests and undertake exploration activities while at the same time exploring and developing the Langtry Project.  By allowing Athena to acquire a minority interest in Magellan, the Athena shareholders have been provided with an opportunity to diversify their equity currency in both a silver prospect and gold prospects without having the primary responsibility to capitalize both activities.

Mechanics of Completing the Spin-Off

Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, Corporate Stock Transfer, Inc., 3,000,000 shares of our common stock to be distributed to the Athena shareholders as of December 31, 2010, pro rata.

If you hold your Athena common shares in a brokerage account, your shares of our common stock will be credited to that account.  If you hold your Athena common shares in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent.  The mailing process is expected to take about thirty (30) days.

No cash distributions will be paid.  Fractional shares of our common stock issuable in accordance with the distribution will be rounded to the nearest whole.

No holder of common shares of Athena is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Capitalization

The following table sets forth our capitalization as of March 31, 2011.  This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

Long-term debt:	$—
Stockholders' Equity:
Preferred Stock, $.001 par value,
25,000,000 shares authorized; no shares issued and outstanding	—
Common Stock, $.001 par value,
100,000,000 shares authorized; 33,000,000 shares outstanding but not issued
33,000
Additional paid-in capital	49,500
Accumulated (deficit) – exploration stage	(35,260)
Stockholders’ equity	$47,240

Market For Common Equity And Related Stockholder Matters

Market Information

There currently exists no public trading market for our securities.  We do not intend to develop a public trading market until our offering has terminated.  There can be no assurance that a public trading market will develop at that time or be sustained in the future.  Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all.  If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock.  Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in our common stock.

Upon completion of this offering, we intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the date of this prospectus, we have three shareholders of record of the Company’s common stock.

Rule 144 Shares

As of the date of this prospectus, we have no shares of common stock issued and outstanding that are available for resale by our shareholders to the public under Rule 144 of the Securities Act.  However, in the future, we may issue shares without registration under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act, in which event those shares would be deemed “restricted securities” and may, in the future, become eligible for resale under Rule 144.

Effective February 15, 2008, the SEC amended Rule 144 as part of its efforts to facilitate public and private capital-raising and ease disclosure requirements, particularly for smaller companies but also for large public companies.  Under Rule 144, as amended, a non-affiliate of an issuer is eligible to resell restricted securities after they have been owned for six months without regard to the former rules related to manner of sale, volume limitations and the requirement to file a Form 144 with the SEC.  After a non-affiliate has owned restricted securities for one year, the amended Rule 144 eliminates the requirement that the issuer have current public information available.

Under the amended Rule 144, affiliates of an issuer may resell restricted securities after the applicable six month holding period but continue to be subject to the current public information, volume limitation, manner of sale and Form 144 filing requirements.  However, the manner of sale has been amended to permit resales through “risk list principal transactions”, as well as “broker’s transactions”.  The revised Rule 144 also eliminates the manner of sale requirements for resale of debt securities by affiliates and increases the volume limitations for resales of debt securities by affiliates to an amount not to exceed 10% of a particular tranche that such debt securities were issued under in any three-month period.

Dividends

As of the filing of this prospectus, we have not paid any dividends to our shareholders.  There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. Nevada Revised Statutes, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the usual course of business; or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Transfer Agent

The transfer agent and registrar for our common and preferred stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this Prospectus we use the terms “Magellan,” “we,” “our,” and “us” to refer to Magellan Gold Corporation.

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Overview

We were incorporated on September 28, 2010 in Nevada. We are an exploration stage company and our principal business is the acquisition and exploration of mineral resources in Washoe and Churchill Counties, Nevada.  We have not presently determined whether the properties to which we have mining rights contain mineral reserves that are economically recoverable.

We have only recently begun operations and we rely upon the sale of our securities to fund our operations as we have not generated any revenue.

Our primary focus during the next twelve months will be to acquire, explore, and if warranted and feasible, permit and develop our mineral properties.

Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Results of Operations for the three months ended March 31, 2011

Operating expenses

During the three months ended March 31, 2011, our total expenses were $26,354. Operating expenses included professional fees, comprised of legal, accounting and audit fees, totaling $18,804, management fees to John C. Power, our President and Director, totaling $7,500 and other general and administrative costs of $50.

Net Loss

Our net loss for the three months ended March 31, 2011 was $26,354.

Results of Operations for the period from inception (September 28, 2010) to December 31, 2010

Operating expenses

During the period from September 28, 2010 (our inception through December 31, 2010, our total expenses were $34,759. General and administrative expenses included professional fees, comprised of legal fees, totaling $5,418, licenses and filing fees of $1,775 and other general and administration costs of $1,212. Exploration expenses totaled $501 during this period.

Net Loss

Our net loss for the period from September 28, 2010 through December 31, 2010 was $8,906.

Liquidity and Capital Resources:

Our cash reserves are not sufficient to meet our financial obligations, including our mineral property work commitments and holding costs, for the next twelve-month period.  As a result, we will need to seek additional funding in the near future.  We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will either be in the form of equity financing from the sale of our common stock or short-term loans from our shareholders, although no such arrangement or commitment exists with respect to such future financing.  At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or through borrowings from our shareholders to meet our obligations over the next twelve months.  Currently, we do not have any arrangements or commitments in place for any future equity financing.

Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses. Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on exploration and development of our mineral properties. We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

As of and three months ended March 31, 2011:

As of March 31, 2011, we had $10,632 in cash and $2,173 in working capital. During the three months ended March, 31, 2011, we experienced a $31,542 net decrease in cash.

Net cash used in operating activities was $25,606 and we used $5,846 in investing activities comprised of $5,000 to acquire an option to explore and lease claims in Washoe County, Nevada, and $846 in other mineral properties acquisition costs. During the three months ended March 31, 2011 we made short-term advances to Athena Silver Corporation, a company under common control, and John C. Power, our CEO and Director. These loans were repaid during the same period and we do not anticipate further loans to related parties in the future.

As of and period from inception (September 28, 2010) to December 31, 2010:

As of December 31, 2010, we had $41,814 in cash and $34,373 in working capital. During the period from September 28, 2010 (our inception) through December 31, 2010, we experienced a $10,362 net increase in cash.

Net cash used in operating activities was $1,465comprised of our net loss of $8,906 offset by an increase in accounts payable of $7,441.

Cash used in investing activities was $39,221 comprised of mining lease and mining claims acquisition costs applicable to our Secret Canyon Claims ($33,722), Randall Claims ($1,798) and Pony Express Claims ($3,701).

Net cash provided by financing activities was $82,500. On December 20, 2010, we issued 33,000,000 common shares at $.0025 for total consideration of $82,500. Total consideration consisted of cash of $64,020 and repayment of advances from related parties of $18,480. Cash advances from related parties totaled $18,480, net, during the period.

Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown on our Consolidated Financial Statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At March 31, 2011, we had not yet achieved profitable operations and we have accumulated losses since our inception. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. We may also seek to obtain loans from officers, directors or significant shareholders. Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements

We do not have and have never had any off-balance sheet arrangements.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires us to make estimates, assumptions and judgments that affect the amounts reported in our financial statements. Note 2 - Summary of Significant Accounting Policies to our financial statements from the period September 28, 2010 (inception) through December 31, 2010, describes our significant accounting policies used in the preparation of our financial statements. The accounting positions described below are significantly affected by critical accounting estimates.

We believe that the significant estimates, assumptions and judgments when accounting for items and matters such as capitalized mining rights, asset valuations, recoverability of assets, asset impairments, taxes, and other provisions are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Mining Rights

We have determined that our mining rights meet the definition of mineral rights, as defined by accounting standards, and are tangible assets. As a result, the direct costs to acquire or lease mining rights are initially capitalized as tangible assets. Mining rights include costs associated with: leasing or acquiring patented and unpatented mining claims; leasing mining rights including lease signature bonuses, lease rental payments and advance minimum royalty payments; and options to purchase or lease properties.

If we establish proven and probable reserves for a property and we determined that a mineral property can be economically developed, mining rights will be amortized over the estimated useful life of the property following the commencement of production or expensed if we determine that the mineral property has no future economic value or if the property is sold or abandoned.

Considerable judgment is used when determining if a mineral property can be economically developed, estimating reserves, establishing useful lives and amortization methods, establishing commercial production, determining the fair value of non-cash consideration for mining rights and identifying our direct costs to acquire or lease mining rights.

Valuation of Long-lived Assets

Long-lived assets, including mining rights, are subject to an impairment test if there is an indicator of impairment. The carrying value and ultimate realization of these assets is dependent upon our estimates of future earnings and benefits that we expect to generate from their use. If our expectations of future results and cash flows are significantly diminished, long-lived assets may be impaired and the resulting charge to operations may be material. When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, we use the projected undiscounted cash flow method to determine whether an impairment exists, and then measure the impairment using discounted cash flows and other fair value measurements.

Exploration Costs

We expense mineral exploration costs as incurred. When it has been determined that it is economically feasible to extract minerals and the permitting process has been initiated, our costs incurred to further delineate and develop a mine are considered pre-commercial production costs and will be included in our balance sheets.

Income Taxes

We assess the recoverability of our net deferred tax assets and the need for a valuation allowance on a periodic basis. Our assessment includes a number of factors, including historical results and taxable income projection. The ultimate realization of deferred income tax assets is dependent on the generation of taxable income during the periods in which those temporary differences are deductible.

The Business

DEFINITIONS

The following sets forth definitions of certain important mining terms used in this report.

“Ag” is the abbreviation for silver.

“Au” is the abbreviation for gold.

“By-Product” is a secondary metal or mineral product recovered in the milling process such as silver .

“Contained Ounces” represents ounces in the ground before reduction of ounces not able to be recovered by applicable metallurgical process.

“Cut-off Grade” is the minimum metal at which an ore body can be economically mined; used in the calculation of reserves in a given deposit.

“Development” is work carried out for the purpose of accessing a mineral deposit. In an underground mine that includes shaft sinking, crosscutting, drifting and raising. In an open pit mine, development includes the removal of over burden.

“Dilution” is an estimate of the amount of waste or low-grade mineralized rock which will be mined with the ore as part of normal mining practices in extracting an ore body.

  “Doré” is unrefined gold and silver bullion bars which contain gold, silver and minor amounts of impurities which will be further refined to almost pure metal.

“Drilling”

Core: with a hollow bit with a diamond cutting rim to produce a cylindrical core that is used for geological study and assays used in mineral exploration.

In-fill or delineation : is any method of drilling intervals between existing holes, used to provide greater geological detail and to help establish reserve estimates.

“Exploration” is prospecting, sampling, mapping, drilling and other work involved in searching for ore.

“Gold” is a metallic element with minimum fineness of 999 parts per 1000 parts pure gold.

“Grade” is the amount of metal in each ton of ore, expressed as troy ounces per ton or grams per ton for precious metals.

“Mill” is a processing facility where ore is finely ground and thereafter undergoes physical or chemical treatments to extract the valuable metals.

“Mineralized Material ” or “Mineral Deposit” is gold and/or silver bearing material that has been physically delineated by one or more of a number of methods, including drilling, underground work, surface trenching and other types of sampling. This material has been found to contain a sufficient amount of mineralization of an average grade of metal or metals to have economic potential that warrants further exploration evaluation. While this material is not currently or may never be classified as ore reserves, it is reported as mineralized material only if the potential exists for reclassification into the reserves category. This material cannot be classified in the reserves category until final technical, economic and legal factors have been determined. Under the United States Securities and Exchange Commission’s (“SEC”) standards, a mineral deposit does not qualify as a reserve unless it can be economically and legally extracted at the time of reserve determination and it constitutes a proven or probable reserve (as defined below).

        “Open Pit” is a mine where the minerals are mined entirely from the surface.

“Ore” is rock, generally containing minerals, which can be mined and processed at a profit.

“Ore Body” is a sufficiently large amount of ore that can be mined economically.

“Ore Reserve” or “Mineral Reserve ” is the part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

“Probable Reserve” is a part of a mineral deposit which can be extracted or produced economically and legally at the time of the reserve determination. The quantity and grade and/or quality of a probable reserve is computed from information similar to that used for a proven reserve, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation. Mining dilution, where appropriate, has been factored into the estimation of probable reserves.

“Proven Reserve” is a portion of a mineral deposit which can be extracted or produced economically and legally at the time of the reserve determination. The quantity of a proven reserve is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and the sites for inspections, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of a proven reserve is well-established. Mining dilution, where appropriate, has been factored into the estimation of proven reserves.

“Reclamation” is the process by which lands disturbed as a result of mining activity are modified to support beneficial land use. Reclamation activity may include the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings, leach pads and other features, and contouring, covering and re-vegetation of waste rock and other disturbed areas.

“Recovery Rate” is a term used in process metallurgy to indicate the proportion of valuable material physically recovered in the processing of ore. It is generally stated as a percentage of material recovered compared to the material originally present.

“Refining” is the final stage of metal production in which impurities are removed from the molten metal.

“Run-of-mine Ore” is mined ore which has not been subjected to any pretreatment, such as washing, sorting or crushing prior to processing.

“Silver” is a metallic element with minimum fineness of 995 parts per 1000 parts pure silver.

“Stripping Ratio” is the ratio of the number of tons of waste material to the number of tons of ore extracted at an open-pit mine.

“Tailings” is the material that remains after all economically and technically recovered precious metals have been removed from the ore during processing.

“Ton” means a short ton which is equivalent to 2,000 pounds, unless otherwise specified.

INTRODUCTION

About Our Company

Magellan Gold Corporation was formed and organized effective September 28, 2010 under the laws of the State of Nevada.  We are an exploration stage company and our principal business is the acquisition and exploration of mineral resources in Washoe and Churchill Counties, Nevada .. We have not presently determined whether the properties to which we have mining rights contain mineral deposits that are economically recoverable. We were formed and organized by Athena Silver Corporation (“Athena”) a Delaware corporation, and by two of the control persons and principal shareholders of Athena.  Athena is engaged in the exploration of minerals at its principal project known as the Langtry Project located in San Bernardino County, California.

Our Properties

We have two significant mineral properties that we currently intend to engage in exploration activities and, if commercially recoverable deposits are found, mineral development activities.  To date, we have only begun preliminary exploration work.

Secret Canyon Claims:

We have a 10 year mining lease to explore, develop and conduct mining operations on 70 unpatented lode mining claims located in Washoe County, Nevada. We also have a one year option to explore a group of nine patented claims and the right to enter into a 10 year mining lease with option to purchase this group of claims. The patented claims are surround by our unpatented claims. Together, these 79 claims are referred to as the “Secret Canyon Claims.”

Randall Claims:

We have a 10 year mining lease to explore, develop and conduct mining operations on 10 unpatented lode mining claims located in Churchill County, Nevada.

The following map illustrat es the location of our properties in the State of Nevada.  The yellow diamond-shaped marker indicate s the location of the Secret Canyon Claim; the red diamond-shaped marker indicates the location of the Randall Claims.

Magellan Property Locations (June 2011):

Our Formation

We were formed and organized in September 2010 to acquire leases covering our Secret Canyon Claims, Randall Claims and to obtain mineral rights applicable to our Pony Express Claims (collectively our “Claims” or our “Properties”).  Effective September 2010, we issued an aggregate of 33 million shares of common stock to our founders in consideration of $.0025 per share:  30 million shares were issued to our two principal shareholders, John C. Power and John Gibbs, and 3 million shares were issued to Athena. The majority of the shares issued to Athena shall be distributed, in the nature of a spin-off of such shares to the shareholders of Athena, pro rata.  Most of the common stock acquired by Athena is being distributed to the Athena shareholders as of a Record Date of December 31, 2010.  Athena has agreed to pay for the distribution of our common stock to the Athena shareholders.

Our principal executive offices are currently located at P.O. Box 114, 60 Sea Walk Drive, The Sea Ranch, CA 95497.  Our telephone number is (707) 884-3766, and our internet website is under development.

SUMMARY PROVISIONS OF MINERAL LEASES AND AGREEMENTS

Secret Canyon Unpatented Claims Lease

On September 28, 2010, we entered into a Mining Lease (the “Secret Canyon Unpatented Claims Lease”) which granted us a 10 year lease giving us the right to explore, develop and conduct mining operations on 70 unpatented lode mining claims situated in Washoe County, Nevada.

The following is a summary of the material provisions of the Secret Canyon Unpatented Claims Lease:

•

The Lease commenced September 28, 2010, and has a term of 10 years.

•

In October 2010 we paid the lessor a $15,730 cash advance minimum royalty and incurred $15,849 of additional advance minimum royalty costs for total consideration of $31,579  for the first year of the lease.

•

Advance minimum royalties are due on the first anniversary of the lease and each year thereafter as follows:

o

$20,000 is due on September 28, 2011;

o

$30,000 is due on September 28, 2012;

o

$40,000 is due on September 28, 2013; and

o

$50,000 is due on September 28, 2014 and on September 28th each year thereafter during the term of the lease.

•

During the term of the lease, the lessor will receive a production royalty of three percent of net smelter returns.

•

The production royalty is applicable to an area of interest extending one mile beyond the exterior boundaries of the lease.

•

We have the option to purchase up to two points (i.e. two percent) of the production royalty for $1.5 million per point.

•

The lessor will receive no production royalties until all advance royalty payments have been recaptured.

•

We are obligated to pay annual federal and state claim maintenance fees and taxes levied on any improvements we place on the property during the term of the lease.

•

We are responsible for any reclamation costs applicable to areas disturbed during our exploration, development and mining activities.

•

We have the right to terminate the lease at any time upon 30 days written notice.

•

We have the right to extend the lease term for an additional 10 years.

Cowles Option

On March 15, 2011, we purchased a six month option (the “Cowles Option”) to explore a group of nine patented claims in Washoe County, Nevada, included as part of our Secret Canyon Claims, along with the right to renew the option for an additional six months. During each option period, we have the right to undertake  exploration activities on the claims .. The option also granted us the right to enter into a mining lease during the option period.

The following is a summary of the material provisions of the option:

•

The option commenced March 15, 2011, and has a term of six months for a payment of $5,000 and a work commitment of $25,000.

•

The o ption can be extended for an additional six months for a payment of $10,000 and an additional work commitment of $25,000.

•

At any time d uring the option periods, which expire on March 15, 2012, we have the right to enter into a 10 year mining lease.

•

Lease payments are due in advance on the date the option to lease is exercised and on the second anniversary of the lease and each year thereafter as follows:

o

$35,000 is due on the date the option to lease is exercised;

o

$40,000 is due on the second anniversary of the Lease;

o

$65,000 is due on the third anniversary of the Lease;

o

$120,000 is due on the fourth anniversary of the Lease and each year thereafter during the term of the lease.

•

During the term of the lease, the lessor will receive a production royalty of four percent of gross smelter returns (“GSR”) on minerals sold.

•

Once all GSR payments plus lease and option payments total $5,000,000, the lessor shall convey to us by quitclaim fee simple title to the Cowles mining claims , whereupon all future lease and royalty payments will cease.

•

We are responsible for any reclamation costs applicable to areas disturbed during our exploration, development and mining activities.

•

We have the right to terminate the lease at any time.

•

We have the right to extend the lease term for an additional 10 years.

Randall Claims Lease

On October 2, 2010 we were assigned a Mining Lease (the “Randall Claims Lease”) from John C. Power our President and Director, which granted us the remaining term of a 10 year lease executed on August 18, 2010, giving us the right to explore, develop and conduct mining operations on 10 unpatented lode mining claims situated in Churchill County, Nevada.  Mr. Power had acquired the Randall Claims Lease with the intention of assigning to Magellan after its formation.

The following is a summary of the material provisions of the Randall Claims Lease:

•

The lease commenced August 18, 2010, and has a term of 10 years expiring August 17, 2020.

•

Advance minimum royalties are due on the first anniversary of the lease and each year thereafter as follows:

o

$10,000 is due on August 18, 2011;

o

$20,000 is due on August 18, 2012;

o

$30,000 is due on August 18, 2013;

o

$40,000 is due on August 18, 2014; and

o

$50,000 is due on August 18, 2015 and on August 18th each year thereafter during the term of the lease.

•

During the term of the lease, the lessor will receive a production royalty of three percent of net smelter returns.

•

The production royalty is applicable to an area of interest extending one mile beyond the exterior boundaries of the lease.

•

We have the option to purchase up to two points (i.e. two percent) of the production royalty for $1.5 million per point.

•

The lessor will receive no production royalties until all advance royalty payments have been recaptured.

•

We are obligated to expend at least $10,000 of exploration costs applicable to the property during the first year of the lease. In the event that we spend less than $10,000, we are obligated to pay the lessor the difference between $10,000 and the actual amount we spent. Such amount, if any is due on September 18, 2011.

•

In all subsequent years of the lease term we are obligated to expend an amount equal to that year’s annual advance minimum royalty in exploration, development, mining or mineral processing costs. The excess of expenditures in one year can be carried forward to meet subsequent years obligations.

•

We are obligated to pay annual federal and state claim maintenance fees and taxes levied on any improvements we place on the property during the term of the lease.

•

We are responsible for any reclamation costs applicable to areas disturbed during our exploration, development and mining activities.

•

We have the right to terminate the lease at any time upon 30 days written notice.

•

We have the right to extend the lease term for an additional 10 years.

Pony Express Claims

On November 18, 2010 we staked two unpatented lode mining claims (the “Pony Express Claims”) giving us the right to explore, develop and conduct mining operations on these claims located in Churchill County, Nevada.   As we staked the claims ourselves, there is no mineral lease governing our rights to explore the Pony Express Claims.

Unpatented Mining Claims:  The Mining Law of 1872

Except for the Cowles Option, our mineral rights consist of leases covering "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law of 1872, which we refer to in this prospectus as the General Mining Law. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. We have not filed a patent application for any of our unpatented mining claims that are located on federal public lands in the United States and, under possible future legislation to change the General Mining Law, patents may be difficult to obtain.

Our exploration, development and mining rights cover unpatented mining claims covering federal lands in Nevada.  In addition to the terms of the leases covering the Secret Canyon Unpatented Claims and Randall Claims, all of our Properties are held under and subject to the federal Mining Law of 1872.

Location of mining claims under the Mining Law of 1872, 30 U.S.C. §§ 22-42, is a self-initiation system under which a person physically stakes an unpatented mining claim on public land that is open to location, posts a location notice and monuments the boundaries of the claim in compliance with federal laws and regulations and with state location laws, and files notice of that location in the county records and with the Bureau of Land Management (BLM). Mining claims can be located on land as to which the surface was patented into private ownership under the Stockraising Homestead Act of 1916, 43 U.S.C. §299, but the mining claimant cannot injure, damage or destroy the surface owner's permanent improvements and must pay for damage to crops caused by prospecting. Discovery of a valuable mineral deposit, as defined under federal law, is essential to the validity of an unpatented mining claim and is required on each mining claim individually. The location is made as a lode claim for mineral deposits found as veins or rock in place, or as a placer claim for other deposits. While the maximum size and shape of lode claims and placer claims are established by statute, there are no limits on the number of claims one person may locate or own. The Mining Law also contains provision for acquiring five-acre claims of non-mineral land for millsite purposes. A mining operation typically is comprised of many mining claims.

The holder of a valid unpatented mining claim has possessory title to the land covered thereby, which gives the claimant exclusive possession of the surface for mining purposes and the right to mine and remove minerals from the claim. Legal title to land encompassed by an unpatented mining claim remains in the United States, and the government can contest the validity of a mining claim. The Mining Law requires the performance of annual assessment work for each claim, and subsequent to enactment of the Federal Land Policy and Management Act of 1976, 43 U.S.C. §1201 et seq. , mining claims are invalidated if evidence of assessment work is not timely filed with BLM. However, in 1993 Congress enacted a provision requiring payment of $140 per year claim maintenance fee in lieu of performing assessment work, subject to an exception for small miners having less than ten claims. No royalty is paid to the United States with respect to minerals mined and sold from a mining claim.  In addition, in Nevada, holders of unpatented mining claims are required to pay the county recorder of the county in which the claim is situated an annual fee of $8.50 per claim.

The Mining Law of 1872 provides a procedure for a qualified claimant to obtain a mineral patent   (i.e., fee simple title to the mining claim) under certain conditions. It has become much more difficult in recent years to obtain a patent. Beginning in 1994, Congress imposed a funding moratorium on the processing of mineral patent applications which had not reached a designated stage in the patent process at the time the moratorium went into effect. Additionally, Congress has considered several bills in recent years to repeal the Mining Law or to amend it to provide for the payment of royalties to the United States and to eliminate or substantially limit the patent provisions of the law.

Mining claims are conveyed by deed, or leased by the claimant to the company seeking to develop the property. Such a deed or lease (or memorandum of it) needs to be recorded in the real property records of the county where the property is located, and evidence of such transfer needs to be filed with BLM. It is not unusual for the grantor or lessor to reserve a royalty, which as to precious metals often is expressed as a percentage of net smelter returns.

Patented Mining Claims

Patented mining claims, such as our Cowles Option c laims , are mining claims on federal lands that are held in fee simple by the owner.  No maintenance fees or royalties are payable to the BLM; however lease payments and royalties are payable under the operative leases.

LOCATION, HISTORY AND GEOLOGY OF OUR PROPERTIES

Secret Canyon Claims :

This property is currently without known reserves and our proposed program is exploratory in nature.

Location, Access and Composition

The Secret Canyon claims are located in Washoe County, Nevada approximately 30 miles northeast of Reno, Nevada, and five miles south of Pyramid Lake on the east flank of the Pah Rah Range, and extends from Secret Canyon on the south and reaches across the Big Mouth Canyon on the north.   The property can be accessed by four-wheel drive vehicles from Reno by traveling 30 miles east on I-80 to exit 43 and heading north 10 miles on NV- 447 and then west  on one of two dirt roads  about five miles  to the claims ..

The project currently consists of 70 unpatented claims comprising approximately 1,301  acres surrounding nine patented claims comprising an additional 160 acres. The unpatented claims are comprised of the Secret #1 through Secret #70 mining claims (BLM # NMC1032734 to NMC1032803). The patented claims are comprised of the Carter, Denver, Gold Queen, Granite, Gypsy, Morningstar, Morningstar Extension, Whitehill, and Whitehill #2 mining claims originally located in 1911 and recorded as part of M ineral S urvey N o. 4230.

The following map shows the location and access to the Secret Canyon Claims.  The second map superimposes the Claim blocks.

Secret Canyon Property Access:

Secret Claims Property Location (June 2011):

Legend:

The smaller polygon (green line) delineates the area of our patented claims.

The larger polygon (yellow line) delineates the area of our unpatented claims surrounding our patented claims.

The north access road is delineated by the (blue) line at the top of the map.

The south access road is delineated by the (red) line through the middle of the map

Power and Water

Commercial power is available on Nevada highway 447 approximately five miles to the east. The current status of the water supply is unknown.

Geology

The property is situated in the Pyramid Lake structural basin which possesses strong mineralization potential.  The basin marks the intersection of two large tectonic features, the Walker Lane and the Mendocino Oroclinal fold.  Several mining districts and abundant current and paleo hydrothermal activity are present within the basin.

The Walker Lane feature is a linear north-northwest trending depression extending some 800 km (500 miles) north from the Garlock Fault-Las Vegas area to south-central Oregon. Within the Walker Lane feature are Walker, Goose, and Pyramid Lakes. This trough is part of the Walker Lane Fault Zone, a major tectonic system that includes Owens and Death Valleys and several prominent faults, and is the site of many contemporary earthquakes. Located at the juncture of two contrasting tectonic styles, the Sierra Nevada and the Basin and Range, the Walker Lane region is deforming in a complex way by both extensional and transcurrent (sliding) fault movements

The Walker Lane shear zone straddles the border between Nevada and California and has a long history of exploration and mining, dating back to the discovery of the famous Comstock Lode in the late 1850s. The Walker Lane zone is notable for its numerous occurrences of volcanic-hosted epithermal gold and silver deposits.

The geology  is also characterized by a sequence of Tertiary felsic volcanic units assigned to the Hartford Hill Rhyolite, a reportedly common constituent of the geology of western Nevada, extending south as far as the Comstock district.  The rocks are predominantly rhyolite ash flow and ash fall tuffs, with a minor epiclastic sedimentary component.

Precious metals in the central Olinghouse District are thought to be related to the large Comstock epithermal system.   Old workings on our claims are reported to have produced small shipments of Gold and Silver.   There are also occurrences of lead, copper and tungsten in the Olinghouse District.

History

The Olinghouse Mining District was first prospected in 1860 and prior to 1900, placer deposits situated in several ravines tributary to Olinghouse Canyon were extensively worked by Wadsworth , Nevada residents. The period between 1901 and 1903 witnessed the greatest activity in lode mining in the District , with three mills running most of the time.

There is very little information on the history of mining activity in the northern portion of the Olinghouse district that includes the Secret Canyon claims ..  A few small shipments of gold-silver ore were reportedly made from the Big Mouth Canyon area, but there is no official record of this or any other production from within our Secret Canyon c laim area. Prospecting in the Big Mouth Canyon area dates back to 1860 when prospectors noticed prominent ledge outcroppings, and the district was organized in 1866.  Patent records, however, show that claims now included in our Cowles Option claims group were not located and recorded until 1911 as part of mineral survey no. 4230.   During the 1980’s, two companies undertook exploration projects in the area:  Dennison Mines (U.S.) Inc. and Bristlecone Mining Co. explored the Secret Canyon unpatented c laim group in Big Mouth Canyon between 1981 and about 1988.  During this period of exploration, a total of 7 exploration drill holes were completed in the project area.

Current State of Exploration

During May 2011, we began our evaluation of the Secret Canyon Property and engaged the services of a contract geologist to map and document the geology of our claims and to gather a small group of surface samples for evaluation.  Based on the assay results from these samples, we intend to do more detailed surface sampling to further evaluate our claims.  Based on these results, our next phase of exploration would be a geophysical survey in the Fall of 2011.

Randall Claims

This property is currently without known reserves and our proposed program is exploratory in nature.

Location and Access

Our Randall Claims are located in the Sands Spring Mining District in Churchill County, Nevada.   The Sand Springs Mining District is located in the Sand Springs Range about 30 miles east of the town of Fallon and about 60 miles east of Reno , Nevada.  The property can be accessed by vehicles from Fallon by traveling 30 miles east on U.S. Highway 50 which passes directly through our claims. A 4WD dirt access road leads south through the center of the property.

The property currently consists of 10 unpatented lode mining claims denominated as follows:

BLM Designation

Claim No.

NMC948518

Randall 18

NMC948519

Randall 19

NMC948529

Randall 30

NMC948530

Randall 31

NMC948531

Randall 32

NMC948532

Randall 33

NMC948541

Randall 43

NMC948542

Randall 44

NMC948543

Randall 45

NMC948544

Randall 46

The Randall  mining claims  cover approximately 206 acres. A map illustrating the location and access to the Randall Claims is provided below:

Randall Claims Property Location (June 2011)

Legend:  The claim block is area shown in purple.

Power and Water

Commercial power is available on U.S. Highway 50. The current status of the water supply is unknown.

Geology

The Randall claims have outcrops containing quartz veining and stock works with some anomalous gold.    We plan to hire a geologist to fu r ther develop and map the geology of this area.

History

Previously, C3 Resources, Inc., (“C3”) a privately-held mineral exploration company held a block of seventy-eight (78) unpatented claims that included our Randall Claims.   In 2009, C3 was acquired by publicly-traded Aurelio Resource Corporation (“Aurelio”).   Aurelio did not renew these claims.   RS Gold, LLC, retained 10 of these 78 claims which they believed to hold the most potential and in September 2010, we leased these 10 unpatented claims from RS Gold.

The historic gold-silver mines in the Sand Springs District are located within a one mile-square area just south of U.S. Highway 50 at Sand Springs Pass. The District includes several small tungsten mines on both the northern and southern ends of the Sand Springs Range and small precious metals prospects on the west side of the Range both north and south of Highway 50.

Mining began in the District in the early 1900’s with most of the gold and silver production occurring in the 1940’s. There has been no reported production since 1951 but the area continues to be actively prospected by small and large operators.

Pony Express Claims

In November 2010, we located, staked and filed two unpatented lode mining claims with the BLM giving us the right to explore, develop and conduct mining operations on these claims. These two claims, the Pony Express #1 (BLM# NMC1036374) and the Pony Express #10 (BLM# NMC1036375), cover approximately 40 acres and are located in the Sand Springs Mining District in Churchill County, Nevada. We do not plan to conduct significant exploration activities on these claims during the next twelve months and currently, these claims are not material to our business.

OUR EXPLORATION PROCESS

Our exploration program is designed to acquire, explore and evaluate exploration properties in an economically efficient manner. We have not at this time identified or delineated any mineral reserves on any of our properties.

Our current focus is primarily on the exploration of our Secret Canyon Claims and Randall Claims. To date, we have collected a small number of samples from our Secret Canyon and Pony Express claims. Currently, our contract geologists collect samples and deliver them to third party labs for analysis. We plan to develop a more formal sample collection and analysis process in the near future; this process will include appropriate quality assurance and quality control procedures.

Subject to our ability to raise the necessary funds, we may acquire additional exploration properties near our existing properties and implement exploration programs that may cover these future properties or our Pony Express Claims at various times as we deem prudent.

We expect our exploration work on a given property to proceed generally in three phases. Decisions about proceeding to each successive phase will take into consideration the completion of the previous phases and our analysis of the results of those phases.

The first phase is intended to determine whether a prospect warrants further exploration and involves:

•

researching the available geologic literature;

•

interviewing geologists, mining engineers and others familiar with the prospect sites;

•

conducting geologic mapping, geophysical testing and geochemical testing;

•

examining any existing workings, such as trenches, prospect pits, shafts or tunnels;

•

digging trenches that allow for an examination of surface vein structures as well as for efficient reclamation, re-contouring and re-seeding of disturbed areas; and,

•

analyzing samples for minerals that are known to have occurred in the test area.

Subject to obtaining the necessary permits in a timely manner, the first phase can typically be completed on an individual property in several months at a cost of less than $200,000.

The second phase is intended to identify any mineral deposits of potential economic importance and would involve:

•

examining underground characteristics of mineralization that were previously identified;

•

conducting more detailed geologic mapping;

•

conducting more advanced geochemical and geophysical surveys;

•

conducting more extensive trenching; and

•

conducting exploratory drilling.

Subject to obtaining the necessary permits in a timely manner, the second phase can typically be completed on an individual property in nine  to twelve  months at a cost of less than $1 million. None of our properties has reached the second phase.

The third phase is intended to precisely define depth, width, length, tonnage and value per ton of any deposit that has been identified and would involve:

•

drilling to develop the mining site;

•

conducting metallurgical testing; and

•

obtaining other pertinent technical information required to define an ore reserve and complete a feasibility study.

Depending upon the nature of the particular deposit, the third phase on any one property could take one to five years or more and cost well in excess of $1 million.  None of our properties has reached the third phase.

We intend to explore and develop our properties ourselves, although our plans could change depending on the terms and availability of financing and the terms or merits of any joint venture proposals.

PLAN OF EXPLORATION

We intend to conduct initial exploration on our Secret Canyon Claims and Randall Claims during the summer and fall of 2011.  We have not allocated any funds for exploration on our Pony Express Claims.  Our 2011 plan of exploration is contingent upon securing additional loans or equity funding.

Secret Canyon Claims

These claims and the area around them will be geologically mapped and samples collected and assayed.  This mapping will emphasize vein intensity, rock type, and alteration. In addition to the mapping, limited ground magnetic surveys may be run to help identify any geophysical anomalies. The results of this initial work will guide follow-up geophysics and/or drilling.

Our primary focus will be on the patented claims under our Cowles Option which is subject to a $25,000 work commitment prior to September 15, 2011. We have allocated $70,000 as a budget for this Phase 1 program, which will involve the hiring of  independent geologist s to evaluate our claims , review historical data available through the Nevada Bureau of Mines Archives and make further exploration recommendations.   The anticipated Phase 1 program costs for exploration and maintenance of our Secret Canyon Claims during 2011 are broken down as follows:

Secret Canyon Exploration & Maintenance	Estimated Cost ($)
Independent Geologist Technical Report – Work Program	$ 7,500
Geochemical & Geophysical – Work Program	17,500
Lease Renewal – Unpatented Claims – September 2011	20,000
Option Renewal – Patented Claims – September 2011	10,000
BLM, Nevada & Washoe County Maintenance Fees – August 2011	15,000
Total	$ 70,000

Randall Claims

We intend to conduct a Phase 1 geological survey program on our Randall Claims consisting of a ground magnetic survey together with interpretation of the geophysical data by an independent geophysics consultant.   To the extent that we incur exploration expenditures prior to our August 18, 2011 lease renewal date, these expenditures will count toward our $10,000 first year work commitment under the lease. Any difference between actual exploration expenditures and our $10,000 work commitment will be paid to the lessor as additional first year lease rental expense.

Should we decide to renew this lease, we are obligated to pay $10,000 by August 18, 2011 and renew the leases with the BLM, state and local authorities estimated at $2,500.

Randall Claims Exploration & Maintenance	Estimated Cost ($)
Geophysical Survey Program / Work Commitment	10,000
Lease Renewal	10,000
BLM Maintenance Fees	2,500
Total	22,500

GOLD PRICES

The Company’s operating results are substantially dependent upon the world market prices of gold. The Company has no control over gold prices, which can fluctuate widely. The volatility of such prices is illustrated by the following table, which sets forth the high and low prices of gold (as reported by www.kitco.com) per ounce during the periods indicated:

	Year Ended December 31,
	2010		2009		2008
	HIGH	LOW	HIGH	LOW	HIGH	LOW
GOLD	$1,421.00	$1,058.00	$1,212.50	$810.00	$1,011.25	$712.50

These historical prices are not indicative of future gold prices.

MARKETING

All of our mining operations, if successful, will produce gold in doré form or a concentrate that contains gold.

We plan to refine and market our precious metals doré and concentrates using a geographically diverse group of third party smelters and refiners. The loss of any one smelt er or refin er may have a material adverse effect if alternate smelters and refiners are not available. We believe there is sufficient global capacity available to address the loss of any one smelter or refiner .

HEDGING ACTIVITES

Our strategy is to provide shareholders with leverage to changes in gold prices by selling gold production at market prices. We may sell gold from our mines both pursuant to forward contracts and at spot prices prevailing at the time of sale. We may also enter into derivative contracts to protect the selling price for certain anticipated gold production and to manage risks associated with commodities and foreign currencies.

GOVERNMENT REGULATION

General

Our activities are and will be subject to extensive federal, state and local laws governing the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. The costs associated with compliance with such regulatory requirements are substantial and possible future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development and continued operation of our properties, the extent of which cannot be predicted. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards and regulations which may entail significant costs and delays. Although we are committed to environmental responsibility and believe we are in substantial compliance with applicable laws and regulations, amendments to current laws and regulations, more stringent implementation of these laws and regulations through judicial review or administrative action or the adoption of new laws could have a materially adverse effect upon our results of operations.

Federal Environmental Laws

Certain mining wastes from extraction and beneficiation of ores are currently exempt from the extensive set of Environmental Protection Agency (“EPA”) regulations governing hazardous waste, although such wastes may be subject to regulation under state law as a solid or hazardous waste. The EPA has worked on a program to regulate these mining wastes pursuant to its solid waste management authority under the Resource Conservation and Recovery Act (“RCRA”). Certain ore processing and other wastes are currently regulated as hazardous wastes by the EPA under RCRA. If our future  mine wastes , if any, were treated as hazardous waste or such wastes resulted in operations being designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) for cleanup, material expenditures would be required for the construction of additional waste disposal facilities or for other remediation expenditures. Under CERCLA, any present owner or operator of a Superfund site or an owner or operator at the time of its contamination generally may be held liable and may be forced to undertake remedial cleanup action or to pay for the government’s cleanup efforts. Such owner or operator may also be liable to governmental entities for the cost of damages to natural resources, which may be substantial. Additional regulations or requirements may also be imposed upon our future tailings and waste disposal , if any, in Nevada  under the Federal Clean Water Act (“CWA”) and state law counterparts. We ha ve reviewed and considered current federal legislation relating to climate change and we do not believe it to have a material effect on our operations. Additional regulation or requirements under any of these laws and regulations could have a materially adverse effect upon our results of operations.

EMPLOYEES AND CONSULTANTS

We have only one part-time employee, our President John Power, who devotes approximately 25% of his time and attention to the business of the Company.  We have agreed to pay Mr. Power $2,500 per month for his services.

We rely heavily on the services of consulting engineers and geologists.    Both of our primary exploration prospects were generated by RS Gold, LLC an unaffiliated Nevada entity.

Management

Directors, executive officers and key employees

Name:	Age:	Position:
John C. Power	48	President, Secretary and Director

John C. Power, age 48, has been an officer and director of the Company since its inception in September 2010.  He has also served as President from December 2005 to December 2007 and from January 2009 to the present and as Secretary since January, 2007 of Athena Silver Corporation.   From March 2008 to February 2010, Mr. Power has served as a director of Reserve Energy Corporation, a small private oil and gas exploration and production company.  From September 2008 to the present, Mr. Power has served as an officer and director of Hungry Hunter, Inc. a California based restaurant enterprise.  He was President (since September 1992) and Director (since September 1989) of Redwood MicroCap Fund, Inc., a registered closed-end investment company regulated under the Investment Company Act of 1940, until March 2005.  Since March 2005, Mr. Power has served as vice-president of Alta California Broadcasting and Four Rivers Broadcasting. He is Co-Managing Member of Wyoming Resorts, LLC, which owns and operates an historic hotel in Thermopolis, Wyoming, (since June 1997), Managing Member of Montana Resorts, LLC, which is a holding company for Yellowstone Gateway Resorts, LLC, (from May 2002), Managing Member of Yellowstone Gateway Resorts, LLC, which owned and operated the Gallatin Gateway Inn, (from May 2002) and was co-Managing Member of Napa Canyon, LLC, which owns undeveloped real estate in Napa, California, (since September 2001).  On November 16, 2004, Yellowstone Gateway Resorts, LLC filed a voluntary petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in response to an adverse arbitration award in favor of a former employee.  Yellowstone Gateway Resorts, LLC was successfully reorganized under Chapter 11.   He served as Director of Redwood Energy, Ltd. from 1994 to 2004, President and Director of Redwood Broadcasting, Inc. from December 1994 to June 1998, President and Director of Power Surge, Inc., which was involved in radio broadcasting from December 1996 to June 1998.  He also serves as President of Power Curve, Inc., a private investment company, (since 1986), Managing Member of Sea Ranch Lodge and Village, LLC, which owned and operated the Sea Ranch Lodge in Sonoma County, California, (since December 1997), Managing Member of Best of Sea Ranch, LLC, which owns a 50% interest in Sea Ranch Escapes which is involved in home rentals at the Sea Ranch (since December 2004) and co-Managing Member of Napa Partners, LLC, which is a real estate holding company (since November 1999).  He also served as Managing Member of Sea Ranch California, LLC from December 1997 to June 2004.  Mr. Power attended , but did not receive a degree from Occidental College and University of California at Davis.

Involvement in certain legal proceedings

During the last ten (10) years no director or officer of the Company has:

a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

On June 1, 1998, the Securities and Exchange Commission issued an Order instituting proceedings alleging, among other things, that John C. Power, one of our directors, violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)(5) promulgated thereunder by participating in a manipulation through his personal account of the public trading market for the stock of Premier Concepts, Inc., from approximately June 1994 through December 1994.  On November 15, 2005, the US Court of Appeals for the District of Columbia Circuit issued an Opinion and Order dismissing the matter.

Our executive officers are elected annually at the annual meeting of our Board of Directors held after each annual meeting of shareholders.  Our directors are elected annually at the annual meeting of our shareholders.  Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our by-laws.

We currently do not have standing audit, compensation or nominating committees of the Board of Directors.  We plan to form audit, compensation and nominating committees when it is necessary to do so to comply with federal securities laws or to meet listing requirements of a stock exchange or the Nasdaq Capital Market.

No family relationships exist among our directors.  Additionally, there do not exist any arrangements or understandings between any director and any other person pursuant to which any director was elected as such.

Director compensation

Our sole director, Mr. Power, receives no compensation for his services as director.

Executive compensation

The following table sets forth all plan and non-plan compensation paid by to our President for the year ended December 31, 2010:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards	Options Awards	Non equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John C. Power	2010	0	0	0	0	0	0	0	0

Our President, John C. Power, is our only executive officer.  Magellan has entered into a one year consulting agreement with Mr. Power at the rate of $30,000 per year for his part-time service as President of the Company. Mr. Power devotes approximately 25% of his time and attention to the business of the Company.

No executive officer will receive perquisites or other personal benefits which, in the aggregate exceed the lesser of $50,000 or 10% of the total of annual salary and bonus paid during the most recently-completed fiscal year.

Magellan had no outstanding equity awards at its fiscal year ending December 31, 2010.

Employment agreements

We do not have any written employment agreements other than the above-referenced consulting agreement with any of our executive officers or key employees; nor do we have or maintain key man life insurance on any of our employees.

Equity Incentive Plan

We have not adopted any stock option, equity or other incentive equity plan and have no immediate plans to do so.

Indemnification For Securities Act Liabilities

Limitation On Directors' Liability

       Our certificate of incorporation limits the liability of a director for monetary damages for his conduct as a director, except for:

*	Any breach of the duty of loyalty to us or our stockholders,

*	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

*	Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.

*	Liability under federal securities law

The effect of these provisions is to eliminate our right and the right of our stockholders (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above.  These provisions do not limit or eliminate our right or the right of a stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

Our certificate of incorporation also provides that we shall indemnify, to the full extent permitted by Nevada Revised Statutes, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents.  The indemnification is against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

Founders’ Stock

Effective September 28, 2010, the Company issued an aggregate of 33,000,000 shares of common stock for cash consideration of $0.0025 per share, or a total of $82,500.  The shares were issued without registration under the Securities Act to the following investors:

John Gibbs	20,000,00
John Power	10,000,000
Athena Silver Corporation	3,000,000

Security Ownership of Management and Principal Stockholders

The following table sets forth information with respect to beneficial ownership of our common stock by:

*	each person who beneficially owns more than 5% of the common stock;
*	each of our executive officers named in the Management section;
*	each of our Directors; and
*	all executive officers and Directors as a group.

The table sets forth our stock ownership as of May 16, 2011, assuming the completion of the spin-off of our shares to the Athena shareholders.  Each person has sole voting and investment power with respect to the shares shown, except as noted.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned Before Spin-Off	Percent(1)	Number of Shares Owned After Spin-Off	Percent(1)

John Gibbs	20,000,000	60.61	21,104,700(2)	63.95
P O Box 849; 16 E Street SW Ardmore, OK 73402

John C. Power P.O. Box 114	10,000,000	30.30	10,460,550	31.70
60 Sea Walk Drive The Sea Ranch, CA 95497

Athena Silver Corporation 2010A Harbison Drive # 312 Vacaville, CA 95687	3,000,000	9.09	60,850[3]	nil

_______________________

(1)  Shares and percentages beneficially owned are based upon 33,000,000 shares outstanding on March 15, 2011.

(2)  Includes 46,650 shares of Athena owned by TriPower Resources, Inc., of which John D. Gibbs is President and controlling shareholder and includes 5,000 shares owned of Athena by Redwood MicroCap Fund, Inc., of which John D. Gibbs is President and controlling shareholder.

(3)  Actual number may vary due to rounding undertaken in the distribution

Federal Income Tax Considerations

General

The following discusses U.S. federal income tax consequences of the spin-off transactions to Athena stockholders who hold Athena common stock as a capital asset.  The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to Athena stockholders who are subject to special treatment under U.S. federal income tax law.  Stockholders subject to special treatment include, for example:

*

foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold Athena common stock as part of a hedge, straddle, conversion or constructive sale.

Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

Athena stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws.  This is because under Section 355 of the Internal Revenue Code, one of the requirements under the

U.S. tax laws for the transaction to constitute a tax-free spin-off is that Athena would need to, as the distributing corporation, be engaged immediately after the distribution in the active conduct of a trade or business that has been actively conducted throughout the five year period immediately preceding the date of distribution.   As this is not the case, we believe that the distribution will not qualify as a tax-free distribution.

Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each Athena stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received.  This would result in:

*	a dividend to the extent paid out of Athena current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*

a reduction in your basis in Athena common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of Athena common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*

each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off.  If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date.  However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

Following completion of the distribution, information with respect to the allocation of tax basis among Athena and our common stock will be made available to the holders of Athena common stock.

The distribution of our common shares in the spin-off will be treated by Athena in the same manner as any other distribution of cash or property that Athena may make.  Athena will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that Athena distributes, over Athena’s tax basis in those shares.

Back-up Withholding Requirements

U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*

provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

A stockholder who does not supply Athena with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S.  Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability.  Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption.  If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

Magellan’s common stock distributed to Athena stockholders in the spin-off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of Magellan under Securities Act rules.  Persons who may be deemed to be affiliates of Magellan after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Magellan, such as our directors and executive officers.  Persons who are affiliates of Athena generally will be permitted to sell their shares of Athena common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply.  As a result, Magellan common stock received by Athena affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with.

Description of Securities

We are authorized to issue up to 100,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value preferred stock.  As of May 16, 2011, 33,000,000 shares of common stock and no shares of preferred stock were issued and outstanding.  Before the spin-off, we had a total of three stockholders of record.  Following the spin-off, we believe that there will be approximately 80 stockholders of record, based upon the number of record holders of Athena’s common shares as of the record date.  All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable.

Common Stock

Our authorized common stock consists of 100,000,000 shares of common stock

Each holder of common stock is entitled to one vote for each share held of record.  There is no right to cumulative voting of shares for the election of directors.  The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment.  Each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders.  The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of $0.001 par value preferred stock.  Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors.  In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.  All shares of any one series shall be alike in every particular.  Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	The rate of distribution,
*	The price at and the terms and conditions on which shares shall be redeemed,
*	The amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future.  As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock.  Our common stockholders have no redemption rights.  In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Nevada Law

We are subject to Chapter 78 of the Nevada Revised Statutes, an anti-takeover law.  In general, Chapter 78 prohibits a publicly held Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner.  Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 10% or more of the corporation's voting stock.  The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado  80209.

Reports to Stockholders

We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants.  In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

The validity of the issuance of the shares we are offering will be passed upon for us by Clifford L. Neuman, P.C, Boulder, Colorado.

Experts

The financial statements of Magellan Corporation, as of December 31, 2010 included herein and elsewhere in the Registration Statement have been audited by Malone & Bailey, PC, independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement.  Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C.  Please call the Commission at 1-800-SEC-0330 for further information on the

Public Reference Rooms.  You can also obtain copies of our Commission filings by going to the Commission's website at www.sec.gov.

We have filed with the Commission a Registration Statement on Form S-1 to register the shares of our common stock to be distributed in the Spin-Off.  This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement.  For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

We are not currently subject to the informational filing requirements of the Exchange Act.  However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission.  We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission.  Your request for this information should be directed to our President, John C. Power at our corporate office.  You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,362	$41,814

Mining rights	45,067	39,221
Total assets	$55,429	$81,035

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,189	$7,441

Commitments and contingencies

Shareholders’ equity:
Preferred shares, $.001 par value, 25,000,000 shares authorized; no shares issued and outstanding	—	–
Common shares, $.001 par value, 100,000,000 shares authorized; 33,000,000 shares outstanding but not issued	33,000	33,000
Additional paid-in capital	49,500	49,500
Accumulated deficit - exploration stage	(35,260)	(8,906)
Total shareholders’ equity	47,240	73,594
Total liabilities and shareholders’ equity	$55,429	$81,035

The accompanying notes are an integral part of these unaudited financial statements.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2011	From Inception (September 28, 2010) through March 31, 2011

Operating expenses:
Professional fees	$18,804	$24,221
Management fees	7,500	7,500
Licenses and filing fees	—	1,775
Other general and administrative expenses	50	1,263
Total general and administrative expenses	26,354	34,759

Exploration expenses	—	501
Total operating expenses	26,354	35,260

Net loss	$(26,354)	$(35,260)

Basic and diluted net loss per share	$(0.00)

Weighted average common shares outstanding – basic and diluted	33,000,000

The accompanying notes are an integral part of these unaudited financial statements.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31, 2011	From Inception (September 28, 2010) through March 31, 2011
Cash flows from operating activities:
Net loss	$(26,354)	$(35,260)
Changes in operating assets and liabilities:
Increase in accounts payable	748	8,189
Net cash used in operating activities	(25,606)	(27,071)

Cash flows from investing activities:
Short-term advances – related parties	(16,000)	(16,000)
Repayments of short-term advances – related parties	16,000	16,000
Acquisition of mining rights	(5,846)	(45,067)
Net cash used in investing activities	(5,846)	(45,067)

Cash flows from financing activities:
Borrowings from short-term debt – related parties	—	45,478
Repayments of short-term debt – related parties	—	(26,998)
Proceeds from issuance of common shares	—	64,020
Net cash provided by financing activities	—	82,500

Net (decrease) increase in cash	(31,452)	10,362
Cash and cash equivalents, beginning of period	41,814	—
Cash and cash equivalents, end of period	$10,362	$10,362

Supplemental schedule of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash financing activities:
Common shares issued for short-term debt – related parties	$—	$64,020

The accompanying notes are an integral part of these unaudited financial statement

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

We use the terms “Magellan,” “we,” “our,” and “us” to refer to Magellan Gold Corporation.

Note 1 – Nature and Continuance of Operations

We were incorporated on September 28, 2010 in Nevada. We are an exploration stage company and our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mining rights contain mineral reserves that are economically recoverable.

We have only recently begun operations and we rely upon the sale of our securities to fund our operations as we have not generated any revenue. We have a “going concern” uncertainty as of the date of our most recent financial statements.

Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next twelve months. Asset realization values may be significantly different from carrying values as shown on our financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At March 31, 2011, we had not yet achieved profitable operations and we have accumulated losses of $35,260 since our inception. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. We may also seek to obtain short-term loans from officers, directors or significant shareholders. There are no current arrangements in place for equity funding or short-term loans.

Note 2 – Summary of Significant Accounting Policies

Interim Reporting

Our financial statements and related notes thereto contain unaudited information as of and for the three months ended March 31, 2011.  In the opinion of management, our financial statements include all the adjustments necessary, principally of a normal and recurring nature, to fairly present our financial position, results of operations and cash flows for the interim period presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Operating results and cash flows for the three month period ended March 31, 2011 are not necessarily indicative of the operating results or cash flows expected for the full year.  The condensed financial information as of March 31, 2011 should be read in conjunction with the financial statements for the period ended December 31, 2010 contained elsewhere in this Form S-1.

Recently Adopted Accounting Standards

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

Note 3 – Mining Rights

As of March 31, 2011 and December 31, 2010, our mining rights consist of the following:

	March 31,2011	December 31, 2010

Secret Canyon Claims	$39,190	$33,722
Randall Claims	1,798	1,798
Pony Express Claims	4,079	3,701
Total Mining Rights	$45,067	$39,221

Secret Canyon Claims

On March 15, 2011, we purchased a six month Option to explore a group of nine claims in Washoe County, Nevada, include as part of our Secret Canyon Claims, along with the right to renew the Option for an additional six months. The Option also granted us the right to enter into a Mining Lease during the Option period.

The following is a summary of the material provisions of the Option:

•

The Option commenced March 15, 2011, and has a term of six months for a payment of $5,000 and a work commitment of $25,000.

•

The Option can be extended for an additional six months for a payment of $10,000 and an additional work commitment of $25,000.

•

During the Option term we have the right to enter into a 10 year Mining Lease.

•

Lease payments are due in advance on the date the Option to lease is exercised and on the second anniversary of the Lease and each year thereafter as follows:

o

$35,000 is due on the date the Option to Lease is exercised;

o

$40,000 is due on the second anniversary of the Lease;

o

$65,000 is due on the third anniversary of the Lease;

o

$120,000 is due on the fourth anniversary of the Lease and each year thereafter during the term of the Lease.

•

During the term of the Lease, the lessor will receive a production royalty of four percent of gross smelter returns (“GSR”).

•

In the event that GSR payments plus Lease and Option payments total $5,000,000, the lessor shall convey the mining claims to us.

•

We are responsible for any reclamation costs applicable to areas disturbed during our exploration, development and mining activities.

•

We have the right to terminate the Lease at any time.

•

We have the right to extend the Lease term for an additional 10 years.

On September 28, 2010, we entered into a mining lease (the “Secret Canyon Claims Lease”) which granted us a 10 year lease giving us the right to explore, develop and conduct mining operations on a group of unpatented lode mining claims, include as part of our Secret Canyon Claims, situated in Washoe County, Nevada. Under the terms of the lease, the lessor will receive a production royalty of up to three percent of net smelter returns. The lease requires us to make annual advance minimum royalty payments to the lessor ranging from $20,000 to $50,000 per year over the life of the lease. We have the right to extend the lease term for an additional 10 years.

Randall Claims

On October 2, 2010, we were assigned a mining lease from John C. Power our President and Director, which granted us the remaining term of a 10 year lease executed on August 18, 2010, giving us the right to explore, develop and conduct mining operations on a group of unpatented lode mining claims  (the “Randall Claims”) situated in Churchill County, Nevada. Under the terms of the lease, the lessor will receive a production royalty of up to three percent of net smelter returns. The lease requires us to make annual advance minimum royalty payments to the lessor ranging from $10,000 to $50,000 per year over the life of the lease. We have the right to extend the lease term for an additional 10 years.

Pony Express Claims

On November 18, 2010, we filed two unpatented lode mining claims (the “Pony Express Claims”) giving us the right to explore, develop and conduct mining operations on these claims located in Churchill County, Nevada.

Note 4 – Related Party Transactions

During the three month period ended March 31, 2011, we made non-interest bearing advances to related parties and received repayments as follows:

	Loans	Repayments

Athena Silver Corporation	$10,000	$10,000
John C. Power	6,000	6,000
	$16,000	$16,000

Athena Silver Corporation is a company under common control. Our President and Director, John C. Power, is also a director and CEO of Athena. Athena and Magellan are both exploration stage companies involved in the business of acquisition and exploration of mineral resources. The existence of common ownership and common management could result in significantly different operating results or financial position from those that could have resulted had Magellan and Athena been autonomous.

On January 1, 2011 we entered into a month-to-month management agreement with Mr. Power requiring a monthly payment, in advance, of $2,500 as consideration for the day-to-day management of Magellan. During the three months ended March 31, 2011, we incurred and paid $7,500 of management fees to Mr. Power.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

TABLE OF CONTENTS

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Magellan Gold Corporation (An Exploration Stage Company)

Carson City, Nevada 89701

We have audited the accompanying balance sheets of Magellan Gold Corporation (An Exploration Stage Company) (the “Company”) as of December 31, 2010, and the related statements of operations, stockholders’ deficit and cash flows for the period from September 28, 2010 (inception) through December 31, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of its operations and its cash flows for the period from September 28, 2010 (inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated significant revenue and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 1, 2011

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEET

December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$41,814

Mining rights	39,221
Total assets	$81,035

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,441

Commitments and contingencies

Shareholders’ equity:
Preferred shares, $.001 par value, 25,000,000 shares authorized; no shares issued and outstanding	–
Common shares, $.001 par value, 100,000,000 shares authorized; 33,000,000 shares outstanding but not issued	33,000
Additional paid-in capital	49,500
Accumulated deficit - exploration stage	(8,906)
Total shareholders’ equity	73,594
Total liabilities and shareholders’ equity	$81,035

The accompanying notes are an integral part of these financial statements.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF OPERATIONS

From Inception (September 28, 2010) through December 31, 2010

Operating expenses:
Legal fees	$5,418
Licenses and filing fees	1,775
Other general and administrative expenses	1,212
Total general and administrative expenses	8,405

Exploration expenses	501
Total operating expenses	8,906

Net loss	$(8,906)

Basic and diluted net loss per share	$(0.00)

Weighted average common shares outstanding – basic and diluted	33,000,000

The accompanying notes are an integral part of these financial statements.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF SHAREHOLDERS’ EQUITY

For the period from September 28, 2010 (Date of Inception) to December 31, 2010

	Common Shares		Additional Paid in Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount

Balance, September 28, 2010		$—	$—	$—	$—
Issuance of common shares at $0.0025 per share for short term debt – related parties, December 2010	7,391,840	7,392	11,088		18,480
Issuance of common shares at $0.0025 per share for cash, December 2010	25,608,160	25,608	38,412		64,020
Net loss				(8,906)	(8,906)
Balance, December 31, 2010	33,000,000	$33,000	$49,500	$(8,906)	$73,594

The accompanying notes are an integral part of these financial statements.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF CASH FLOWS

Period from September 28, 2010 through December 31, 2010
Cash flows from operating activities:
Net loss	$(8,906)
Changes in operating assets and liabilities:
Increase in accounts payable	7,441
Net cash used in operating activities	(1,465)

Cash flows from investing activities:
Acquisition of mining rights	(39,221)
Net cash used in investing activities	(39,221)

Cash flows from financing activities:
Borrowings from short-term debt – related parties	45,478
Repayments of short-term debt – related parties	(26,998)
Proceeds from issuance of common shares	64,020
Net cash provided by financing activities	82,500

Net increase in cash	41,814
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$41,814

Supplemental schedule of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Supplemental disclosure of non-cash financing activities:
Common shares issued for short-term debt – related parties	$18,480

The accompanying notes are an integral part of these financial statements.

MAGELLAN GOLD CORPORATION

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

We use the terms “Magellan,” “we,” “our,” and “us” to refer to Magellan Gold Corporation.

Note 1 – Nature and Continuance of Operations

We were incorporated on September 28, 2010 under the laws of the State of Nevada. We are an exploration stage company and our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mining rights contain mineral reserves that are economically recoverable.

We have only recently begun operations and we rely upon the sale of our securities to fund our operations as we have not generated any revenue. We have a “going concern” uncertainty as of the date of our most recent financial statements.

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown on our financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At December 31, 2010, we had not yet achieved profitable operations and we have accumulated losses of $8,906 since our inception. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. We may also seek to obtain short-term loans from officers, directors or significant shareholders. There are no current arrangements in place for equity funding or short-term loans.

Note 2 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the period presented. We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Exploration Stage Company

We are an exploration stage company and accordingly, all losses accumulated since inception have been considered as part of our exploration stage activities.

Fair Value of Financial instruments

We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents and accounts payable approximates fair value because of the short-term nature of these financial instruments.

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

Our financial instruments which potentially subject us to credit risk are our cash and cash equivalents. We maintain our cash and cash equivalents at reputable financial institutions and currently, we are not exposed to significant credit risk.

Mining Rights

We have determined that our mining rights meet the definition of mineral rights, as defined by accounting standards, and are tangible assets. As a result, our direct costs to acquire or lease mining rights are initially capitalized as tangible assets. Mining rights include costs associated with: leasing or acquiring patented and unpatented mining claims; leasing mining rights including lease signature bonuses, lease rental payments and advance minimum royalty payments; and options to purchase or lease properties.

If we establish proven and probable reserves for a mineral property and establish that the mineral property can be economically developed, mining rights will be amortized over the estimated useful life of the property following the commencement of production or expensed if it is determined that the mineral property has no future economic value or if the property is sold or abandoned. For mining rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The net carrying value of our mining rights represents the fair value at the time the mining rights were acquired less accumulated amortization and any impairment losses. Proven and probable reserves have not been established for mining rights as of December 31, 2010. No impairment loss was recognized during the period from September 28, 2010 (our inception) through December 31, 2010 and mining rights are net of $0 of impairment losses as of December 31, 2010.

Impairment of long-lived assets

We evaluate the recoverability of the net carrying value of our mining rights whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable by comparing the carrying values to the estimated future undiscounted cash flows or other fair value measures. If that evaluation indicates that an impairment has occurred, a loss on impairment would be recognized to the extent the carrying amount exceeds the discounted cash flows or fair values of the asset, whichever is more readily determinable.

Exploration Costs

Mineral exploration costs are expensed as incurred. When it has been determined that it is economically feasible to extract minerals and the permitting process has been initiated, exploration costs incurred to further delineate and develop the property are considered pre-commercial production costs and will be capitalized and included as mine development costs in our balance sheets.

Basic and Diluted Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period from September 28, 2010 (our inception) through December 31, 2010.    The calculation of diluted net loss per common share adds the weighted-average number of potential common shares outstanding to the weighted-average common shares outstanding, as calculated for basic net loss per share, except for instances in which there is a net loss. During the period from September 28, 2010 (our inception) through December 31, 2010, here were no potential common shares outstanding.

Income Taxes

We recognize deferred tax assets and liabilities for temporary differences between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements and the effect of net operating losses based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

New Accounting Standards

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB Accounting Standards Codification (“ASC”) are communicated through issuance of an Accounting Standards Update (“ASU”). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our financial statements upon adoption.

Recently Adopted Accounting Standards

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Note 3 – Mining Rights

As of December 31, 2010 our mining rights consist of the following:

Secret Canyon Claims	$33,722
Randall Claims	1,798
Pony Express Claims	3,701

Total mining rights	$39,221

On September 28, 2010, we entered into a Mining Lease (the “Secret Canyon Claims Lease”) which granted us a 10 year lease giving us the right to explore, develop and conduct mining operations on a group of unpatented lode mining claims situated in Washoe County, Nevada.

The following is a summary of the material provisions of the Secret Canyon Claims Lease:

•

The Lease commenced September 28, 2010, and has a term of 10 years.

•

In 2010 we paid the lessor a $15,730 cash advance minimum royalty and incurred $15,849 of additional advance minimum royalty costs for total consideration of $31,579 for the first year of the lease.

•

Advance minimum royalties are due on the first anniversary of the lease and each year thereafter as follows:

o

$20,000 is due on September 28, 2011;

o

$30,000 is due on September 28, 2012;

o

$40,000 is due on September 28, 2013; and

o

$50,000 is due on September 28, 2014 and on September 28th each year thereafter during the term of the lease.

•

During the term of the lease, the lessor will receive a production royalty of three percent of net smelter returns.

•

The production royalty is applicable to an area of interest extending one mile beyond the exterior boundaries of the lease.

•

We have the option to purchase up to two points (i.e. two percent) of the production royalty for $1.5 million per point.

•

The lessor will receive no production royalties until all advance royalty payments have been recaptured.

•

We are obligated to pay annual federal and state claim maintenance fees and taxes levied on any improvements we place on the property during the term of the lease.

•

We are responsible for any reclamation costs applicable to areas disturbed during our exploration, development and mining activities.

•

We have the right to terminate the lease at any time upon 30 days written notice.

•

We have the right to extend the lease term for an additional 10 years.

On October 2, 2010 we were assigned a Mining Lease (the “Randall Claims Lease”) from John C. Power our President and Director, which granted us the remaining term of a 10 year lease executed on August 18, 2010, giving us the right to explore, develop and conduct mining operations on a group of unpatented lode mining claims situated in Churchill County, Nevada.

The following is a summary of the material provisions of the Randall Claims Lease:

•

The Lease commenced August 18, 2010, and has a term of 10 years expiring August 17, 2020.

•

Advance minimum royalties are due on the first anniversary of the lease and each year thereafter as follows:

o

$10,000 is due on August 18, 2011;

o

$20,000 is due on August 18, 2012;

o

$30,000 is due on August 18, 2013;

o

$40,000 is due on August 18, 2014; and

o

$50,000 is due on August 18, 2015 and on August 18th each year thereafter during the term of the lease.

•

During the term of the lease, the lessor will receive a production royalty of three percent of net smelter returns.

•

The production royalty is applicable to an area of interest extending one mile beyond the exterior boundaries of the lease.

•

We have the option to purchase up to two points (i.e. two percent) of the production royalty for $1.5 million per point.

•

The lessor will receive no production royalties until all advance royalty payments have been recaptured.

•

We are obligated to expend at least $10,000 of exploration costs applicable to the property during the first year of the lease. In the event that we spend less than $10,000, we are obligated to pay the lessor the difference between $10,000 and the actual amount we spent. Such amount, if any is due on September 18, 2011.

•

In all subsequent years of the lease term we are obligated to expend an amount equal to that year’s annual advance minimum royalty in exploration, development, mining or mineral processing costs. The excess of expenditures in one year can be carried forward to meet subsequent years obligations.

•

We are obligated to pay annual federal and state claim maintenance fees and taxes levied on any improvements we place on the property during the term of the lease.

•

We are responsible for any reclamation costs applicable to areas disturbed during our exploration, development and mining activities.

•

We have the right to terminate the lease at any time upon 30 days written notice.

•

We have the right to extend the lease term for an additional 10 years.

On November 18, 2010 we filed two unpatented lode mining claims (the “Pony Express Claims”) giving us the right to explore, develop and conduct mining operations on these claims located in Churchill County, Nevada.

Note 4 – Shareholders’ Equity

On December 20, 2010, we issued 33,000,000 common shares at $.0025 for total consideration of $82,500. Total consideration consisted of cash of $64,020 and repayment of advances from related parties of $18,480. The shares have not yet been issued.

At December 31, 2010 there were no options or warrants outstanding.

Note 5 – Related Party Transactions

During the period from September 28, 2010 (our inception) through December 31, 2010, we borrowed and repaid non-interest bearing advances from/ to related parties as follows:

	Borrowings	Repayments

Athena Silver Corporation	$26,380	$26,380
John D. Gibbs	15,730	15,730
John C. Power	3,368	3,368

	$45,478	$45,478

Athena Silver Corporation (“Athena”) is a company under common control. Our President and Director, John C. Power, is also a director and CEO of Athena Silver Corporation and John D. Gibbs is a significant investor in both Athena and Magellan. Athena and Magellan are both exploration stage companies involved in the business of acquisition and exploration of mineral resources. The existence of common ownership and common management could result in significantly different operating results or financial position from those that could have resulted had Athena and Magellan been autonomous.

Repayments of advances from Athena included the issuance of 1,000,000 common shares with a fair value of $0.0025 per share for outstanding advances totaling $2,500 on December 30, 2010

Repayments of advances from John D. Gibbs included the issuance of 6,291,840 common shares with a fair value of $0.0025 per share for outstanding advances totaling $15,730 on December 20, 2010.

Repayments of advances from John C. Power included the issuance of 100,000 common shares with a fair value of $0.0025 per share for outstanding advances totaling $250 on December 30, 2010.

On October 21, 2010, John C. Power assigned the Randall Claims Lease to us, without consideration, as further described in Note 3 “Mining Rights.”

Note 6 – Income Taxes

As of December 31, 2010, the cumulative tax effect at the expected rate of significant items comprising our net deferred tax amount is as follows:

Net operating loss carryforward	$3,117
Less: Valuation allowance	(3,117)

Deferred tax asset, net of allowance	$—

Our provision for income taxes for the period September 28, 2010 (our inception) through December 31, 2010 differs from the result which would be obtained by applying the statutory income tax rate of 35% to income before income taxes because we recorded a valuation allowance in the amount of the change in the deferred tax asset for the period.

Our net operating loss carry forwards of $3,117 expire in 2030.

Note 8 - Subsequent Event

On January 1, 2011 we entered into a month-to-month management agreement with John C. Power requiring a monthly payment, in advance, of $2,500 as consideration for the day to day management of Magellan.

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Magellan Corporation

Spin-Off of 3,000,000 Shares of Common Stock by Athena Silver Corporation

___________, 2011

Until ___________, 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus.  Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

	Page

Prospectus Summary	2
Questions and Answers	4
Summary Financial Data	6
Forward-Looking Statements	7
Risk Factors	9
Spin-Off and Plan of Distribution	20
Capitalization	22
Certain Market Information	23	PROSPECTUS
Management Discussion	25
Business	30
Management	47	___________, 2011
Principal Stockholders	51
Federal Income Tax Considerations	52
Description of Securities	55
Legal Matters	56
Experts	56
Available Information	56
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

Nevada Revised Statutes provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada Revised Statutes also provide that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada Revised Statutes.  Our bylaws set forth the procedures that must be followed in order for directors and officers to receive indemnity payments from us.

Item 25.    Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

SEC Filing Fee	$ 100
Printing Expenses	1,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Blue Sky Fees and Expenses	1,000
Registrar and Transfer Agent Fee	2,500
Miscellaneous	1,000
Total	$40,600

Item 26.    Recent Sales of Unregistered Securities.

1.

On December 20, 2010, we issued an aggregate of 33 million shares of common stock to three investors in consideration of $0.0025 per share.  The shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption set forth in Section 4(2) thereof.  The shares, which were taken for investment purposes, were restricted securities and the certificates bore the customary restrictive legend under Rule 144.  There were no commissions or fees paid in connection with the transaction.  The proceeds of the sale were used to acquire the mineral interests and pay for this registration statement, including the audited financial statements included herein.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

	Ex. No.	Title
	3.1	Certificate of Incorporation filed September 28, 2010
	3.2	Bylaws
	4.1	Specimen Common Stock Certificate
	10.1	Cowles’ Option and Mining Lease
	10.2	Mining Lease – Randall Claims
	10.3	Assignment of Randall Mining Lease Agreement
	10.4	Mining Lease – Secret Claims
	10.5	Consulting Agreement
*	5.0	Opinion of Clifford L. Neuman, P.C.
*	23.1	Consent of Clifford L. Neuman, P.C. (included in Exhibit 5.0)
*	23.2	Consent of Malone & Bailey, PC

*    filed herewith.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(2) The small business issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(4)  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Gualala, state of California, on the 30th day of June, 2011.

Magellan Gold Corporation
a Nevada corporation

By: _/s/ John C. Power
John C. Power, President

  POWER OF ATTORNEY

       Each of the undersigned officers and directors of Magellan Gold Corporation hereby constitutes and appoints John C. Power, President and Director of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-1, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Magellan Gold Corporation and on the dates indicated.

Signature	Title	Date

__/s/ John C. Power ______ _ John C. Power	President, Chief Financial Officer, Secretary and Director	July 1, 2011
(Principal executive officer; principal financial officer; principal accounting officer)